                                                                   EXHIBIT 10.33


                                CREDIT AGREEMENT


                     Bearing Formal Date of March 31, 1999


                                    between


                             GILDAN ACTIVEWEAR INC.
                                 (as Borrower)


                                      and


                      THE LENDERS NAMED HEREIN AS LENDERS
                                  (as Lenders)


                                      and


                            NATIONAL BANK OF CANADA
                                   (as Agent)


                                CDN $90,000,000

                                     (LOGO)

                        DESJARDINS DUCHARME STEIN MONAST
                             (general partnership)

                               TABLE OF CONTENTS


                                                                                    Page
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
1. INTERPRETATION                                                                     1

   1.1  Definitions                                                                   1
   1.2  Accounting Terms and Practices                                                1
   1.3  Headings                                                                      1
   1.4  Governing Laws                                                                2
   1.5  Formal Notice                                                                 2
   1.6  Schedules                                                                     2
   1.7  References to this Agreement                                                  2

2. REVOLVING CREDIT FACILITY                                                          2

   2.1  Maximum Amount Available                                                      2
   2.2  Margined Limit of the Revolving Credit Facility                               2
   2.3  Revolving Nature of the Revolving Credit Facility                             3
   2.4  Voluntary Reduction of the Revolving Credit Facility                          3
   2.5  Use of Proceeds from Advances                                                 4
   2.6  Availability Under the Revolving Credit Facility                              4

3. DRAW DOWNS AND OPERATION OF ACCOUNTS                                               4

   3.1  Draw Downs Under the Revolving Credit Facility                                4
   3.2  Disbursement OF Funds                                                         5
   3.3  Maintenance of Accounts                                                       5
   3.4  Authority to Debit and Credit                                                 5

4. CONDITIONS PRECEDENT                                                               6

   4.1 Conditions Precedent to Advances                                               6

5. INTEREST ON PRIME RATE BASIS                                                       9

   5.1  Cdn Prime Rate                                                                9
   5.2  U.S. Prime Rate                                                               9
   5.3  Interest on Revolving Loans Generally                                         9

6. INTEREST ON LIBOR BASIS                                                           10

   6.1  Interest on Libor Basis                                                      10
   6.2  Determination of Libor Rate                                                  10
   6.3  Establishment of Libor Rate as at 11:00 A.M., London time                    10
   6.4  Limits on Libor Advances                                                     10
   6.5  Availability                                                                 10

7. COMPUTATION AND PAYMENT OF INTEREST                                               11

   7.1  Computation of Interest                                                      11
   7.2  Annual Equivalent of Libor and Federal Funds Effective Rate                  11
   7.3  Payment of Interest                                                          11

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
8. BANKER'S ACCEPTANCES                                                               12

   8.1  Request for Banker's Acceptances                                              12
   8.2  Requirements for Banker's Acceptances                                         12
   8.3  Stamping Fee                                                                  12
   8.4  The Agent to Advise Lenders                                                   12
   8.5  Maturity Date of Banker's Acceptances                                         12
   8.6  Deemed Conversion on Maturity Date                                            13
   8.7  Power of Attorney                                                             13
   8.8  Waiver                                                                        13
   8.9  Obligations Absolute                                                          13

9. LETTERS OF GUARANTEE                                                               13

   9.1  Request for Letters of Guarantee                                              14
   9.2  Issuance of Letters of Guarantee                                              14
   9.3  Limits of Letters of Guarantee                                                14
   9.4  LG Fee                                                                        14
   9.5  Distribution of LG Fee                                                        14
   9.6  Advances on Payment of Letters of Guarantee                                   15
   9.7  Obligations Absolute                                                          15

10. STAND-BY AND AGENCY FEE                                                           15

   10.1 Stand-by Fee                                                                  15
   10.2 Payment of Stand-By Fee                                                       15
   10.3 Agency Fee                                                                    15
   10.4 Structuring and Underwriting Fee                                              16

11. CONVERSIONS AND CONTINUATIONS                                                     16

   11.1 Conversions and Continuations                                                 16
   11.2 No Revocation or Withdrawal of Notices                                        16
   11.3 Limits on Conversions                                                         16
   11.4 Determinations of Equivalent of Canadian Dollars and of U.S. Dollars          16

12. PAYMENTS AND REPAYMENTS                                                           16

   12.1 Repayment of Revolving Loans                                                  16
   12.2 Compulsory Repayment of Part of Revolving Loans                               17
   12.3 Currency of Payments                                                          17
   12.4 Overadvances - Exchange Rate Fluctuations                                     17
   12.5 Manner of Payments                                                            17
   12.6 Payments at Branch of Account Only                                            18
   12.7 Payment on Business Day and by 1:00 P.M., Montreal Time                       18

13. SECURITY                                                                          18

   13.1 Deed of Hypothec                                                              18
   13.2 Security Agreement                                                            18
   13.3 Bank Act Documents                                                            18
   13.4 Pledge of Shares                                                              19
   13.5 Endorsements of Insurance Policies                                            19

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
    13.6  Corporate Guarantees                                                       19

14. REPRESENTATIONS AND WARRANTIES                                                   19

    14.1   Organization                                                              19
    14.2   Authorization of Documents by the Borrower                                19
    14.3   Authorization of Documents by Unrestricted Subsidiaries                   20
    14.4   No Conflict                                                               20
    14.5   Governmental Regulation                                                   20
    14.6   Compliance with Law                                                       20
    14.7   Litigation                                                                20
    14.8   Taxes                                                                     21
    14.9   Financial Statements of the Borrower                                      21
    14.10  No Adverse Change                                                         21
    14.11  Material Agreements and Restrictions                                      21
    14.12  Approvals                                                                 21
    14.13  Environment                                                               21
    14.14  No Subsidiary                                                             22
    14.15  Head Office - Places of Business                                          22
    14.16  Title of Ownership                                                        22
    14.17  Erisa                                                                     22
    14.18  Labour Disputes                                                          22
    14.19  Intangible Assets                                                         23
    14.20  Ownership of Accounts Reveivable and Inventory                            23
    14.21  Accuracy and Completeness of Information                                  23
    14.22  Survival of Representations and Warranties                                23

15. GENERAL COVENANTS                                                                23

    15.1   Preservation of Existence, etc.                                           24
    15.2   Preservation of Authorizations                                            24
    15.3   Business, Compliance with Applicable Law                                  24
    15.4   Insurance                                                                 24
    15.5   Payment of Taxes and Claims                                               24
    15.6   Visits and Inspections                                                    24
    15.7   Maintenance of Ratios                                                     24
    15.8   Payment of Legal and Other Fees and Disbursements                         25
    15.9   Renewal of Registration                                                   25
    15.10  Transactions with Affiliates of the Borrower                              25
    15.11  Lock Box Agreement                                                        26
    15.12  Financial Information                                                     26
    15.13  Notice of Litigation and Other Matters                                    27
    15.14  Disclosure of Environmental Matters                                       27
    15.15  Year 2000 Compliance                                                      27

16. NEGATIVE COVENANTS                                                               28

    16.1   Consolidation, Amalgamation, Merger, Etc.                                 28
    16.2   Change of Control                                                         28
    16.3   Indebtedness                                                              28

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
    16.4   Sale of Assets                                                            29
    16.5   Advances, Revolving Loans and Investments                                 29
    16.6   Loans and Guarantees                                                      29
    16.7   Liens                                                                     29
    16.8   Change in Business                                                        29
    16.9   Dividends                                                                 30
    16.10  Capital Expenditures                                                      30
    16.11  Subordination of Debt                                                     30
    16.12  Consulting Fees to Affiliates                                             30
    16.13  Change of Year End                                                        30
    16.14  Creation of Subsidiaries                                                  30
    16.15  Derivative Instruments                                                    30
    16.16  Reorganization                                                            30

17. EVENTS OF DEFAULT AND REALIZATION                                                31

    17.1   Events of Default                                                         31
    17.2   Remedies                                                                  34
    17.3   Proceeds of Realization                                                   34
    17.4   Compensation and Set-Off                                                  34
    17.5   Dealing with the Borrower                                                 34

18. INCREASED COSTS AND INDEMNITY                                                    35

    18.1   Indemnification                                                           35
    18.2   Reimbursement of Losses                                                   35

19. ENVIRONMENTAL INDEMNITY                                                          36

    19.1   Indemnity                                                                 36
    19.2   Rights of the Lenders to Act                                              36
    19.3   Acknowledgement from the Borrower                                         37

20. MISCELLANEOUS                                                                    37

    20.1   Notices                                                                   37
    20.2   Amendments and Waivers                                                    37
    20.3   Calculations                                                              37
    20.4   Assignments by the Borrower                                               39
    20.5   Assignments by the Lenders                                                39
    20.6   Judgment Currency                                                         39
    20.7   Counterparts                                                              40
    20.8   Severability                                                              40
    20.9   Replacement of Commitment Letter                                          40
    20.10  Inconsistency with Security Documents                                     40
    20.11  Obligation to Pay Absolute                                                40
    20.12  Formal Date                                                               40
    20.13  English Language                                                          41

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                                   SCHEDULES


             Schedule "A"          The Commitments
             Schedule 1.1          Definitions
             Schedule 2.2.4        Prior Claims
             Schedule 3.1.2        Draw Down Notice
             Schedule 4.1.1        Closing Agenda
             Schedule 10.1         Relevant Margin and Stand-by-Fee
             Schedule 11.1         Conversion Notice
             Schedule 14.8         Tax Matters
             Schedule 14.11        Material Contracts
             Schedule 14.13        Environmental Matters
             Schedule 14.14        Subsidiaries
             Schedule 14.15        Places of Business
             Schedule 15.12.1      Quarterly Certificate
             Schedule 15.12.2      Monthly Certificate
             Schedule 15.12.3      Annual Certificate
             Schedule 16.6         Existing Loans and Advances
             Schedule 16.7         Existing Liens
             Schedule 16.16        Reorganization

CREDIT AGREEMENT entered into at Montreal, Province of Quebec, on March 30,
1999.


BETWEEN: GILDAN ACTIVEWEAR INC., a corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT, as borrower

AND:          THE LENDERS SET FORTH IN SCHEDULE "A", as Lenders

AND:          NATIONAL BANK OF CANADA, as Agent


     WHEREAS the Borrower has requested that a credit facility be made available to it for an aggregate amount of Cdn $90,000,000 by way of a revolving operating credit facility (the "REVOLVING CREDIT FACILITY");


     WHEREAS the Lenders have agreed to provide the requested Revolving Credit Facility to the Borrower, subject to the terms and conditions set forth hereunder.


     NOW THE PARTIES HAVE AGREED AS FOLLOWS:


1.    INTERPRETATION


1.1   DEFINITIONS


     Unless there be something in the subject or the context inconsistent therewith, the capitalized words and expressions used in this Agreement, in its schedules or in any deed or agreement supplemental or ancillary hereto shall have the meaning ascribed to them in Schedule 1.1.


1.2   ACCOUNTING TERMS AND PRACTICES


     Unless otherwise defined herein, each accounting term used in this Agreement has the meaning ascribed to it under generally accepted accounting principles in Canada as established, specified and up-dated, INTER ALIA, in the Canadian Institute of Chartered Accountants Handbook. The financial calculations, audits, audit reports and financial statements (and their different items) referred to herein or pertaining to the Borrower's business shall be made or prepared in accordance with such accounting principles applied on a consistent basis and in accordance with the normal practice in the Borrower's industry.


1.3   HEADINGS

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     The division of this Agreement into Articles, Sections, subsections, paragraphs and subparagraphs and the insertion of titles are for convenience of reference only and do not affect the meaning or the interpretation of the present Agreement.

1.4  GOVERNING LAWS

     This Agreement and the interpretation and enforcement thereof shall be governed by and construed in accordance with the laws applicable in the Province of Quebec.

1.5  FORMAL NOTICE

     The Borrower shall be deemed to have received formal notice to fulfil its obligations by the mere lapse of the time provided for their execution or by the end or forfeiture of the term, or by any other cause provided by the law.

1.6  SCHEDULES

     The schedules annexed hereto shall form an integral part of this Agreement.

1.7  REFERENCES TO THIS AGREEMENT

     The expressions "hereto" or "hereunder" or "hereof" or "herein" or "this Agreement" refer to this Agreement together with any future amendment, updating or restatement.

2.   REVOLVING CREDIT FACILITY

2.1  MAXIMUM AMOUNT AVAILABLE

     The Lenders, severally but not solidarily, make the following Revolving Credit Facility available to the Borrower, up to a maximum amount which shall not exceed the lower of:

     2.1.1 the amount resulting from the calculation referred to in Section 2.2; and

     2.1.2    an amount equal to the difference between (i) Cdn $90,000,000 and
              (ii) the total outstanding amount discounted by SODEX pursuant to a Master Agreement entered into (or to be entered into) with the Borrower (as same may be amended, supplemented or restated from time to time) in connection with the sale by the Borrower or Gildan Activewear SRL, at a discount, of accounts receivable to SODEX (the "SODEX Amount"); for the purpose set forth herein the Borrower undertakes to instruct SODEX to deliver, to the Agent, as often as necessary, the SODEX Amount as of such day in order to allow the Agent and the Borrower to evaluate the maximum amount available under the Revolving Credit Facility;

     None of the Lenders is bound, in connection with the Revolving Credit Facility, to make an advance or to contract an obligation over and above its Commitment.

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

2.2  MARGINED LIMIT OF THE REVOLVING CREDIT FACILITY

     The aggregate principal amount outstanding under the Revolving Credit Facility, expressed in the Equivalent of Canadian Dollars if any portion thereof is outstanding in U.S. Dollars, shall not exceed the aggregate of:

     2.2.1 an amount equal to the sum of (i) an amount equal to 80% of the aggregate book value of all the Insured Eligible Accounts Receivable with respect to which the insurance coverage (i.e. the insured percentage) is at least equal to 85% of the book value of said insured accounts receivable and (ii) an amount equal to the aggregate of the Insured Amounts of all of the Insured Eligible Accounts Receivable with respect to which the insurance coverage (i.e. the insured percentage) is less than 85% of the book value of said insured accounts receivable; for the purpose set forth herein "Insured Amount" means that portion of the insured account receivable which is covered by the receivable insurance and is obtained by multiplying the book value of the account receivable by the applicable insured percentage;

     2.2.2 an amount equal to 75% of the amount resulting from the difference between (i) the book value of the Uninsured Eligible Accounts Receivable and (ii) an amount equal to Cdn $1,000,000 (or such other greater amount equal to the aggregate Uninsured Eligible Accounts Receivable which are owed by Disqualified Account Debtor); and

     2.2.3 an amount equal to the lesser of (i) Cdn$45,000,000 and (ii) an amount equal to 60% of the book value of the Eligible Inventory;

              less

     2.2.4 the aggregate amount of liabilities owing by the Borrower or an Unrestricted Subsidiary, the non-payment of which shall or may result in the creation of a Lien or other claim ranking in priority to any of the Liens of the Lenders under the Security Documents including, without limitation, the claims listed in
              Schedule 2.2.4 hereto;

              less

     2.2.5 until such time as the Borrower shall have delivered to the Agent satisfactory evidence that GE Capital Quebec Equipment Financing Inc. and GE Capital Canada Equipment Financing Inc. have granted a release and discharge of all the Liens created in their favour on the Borrower's assets subject to the Liens created by the Security Documents, an amount equal to Cdn$2,000,000;

     For the purposes of determining the Margined Limit of the Revolving Credit Facility, all amounts should be calculated on a consolidated basis with the Unrestricted Subsidiaries.

2.3  REVOLVING NATURE OF THE REVOLVING CREDIT FACILITY

     Subject to the relevant terms and conditions of this Agreement, the amount of any repayment of the whole or any part of the principal amount outstanding under the Revolving Credit Facility may be reborrowed by the Borrower at any time.

2.4  VOLUNTARY REDUCTION OF THE REVOLVING CREDIT FACILITY


     At any time on any Business Day during the Revolving Period, upon giving the Agent three (3) Business Days prior written notice, the Borrower may voluntarily either terminate or reduce the Revolving Credit Facility in whole multiples of Cdn $1,000,000. Concurrently with any such termination or reduction, the Borrower shall pay to the Agent, the amount, if any, by which the Revolving Loans exceeds the amount of the Commitments so reduced. Where the aggregate principal amounts outstanding under the Revolving Loans by way of Prime Rate Advances are less than the required repayment, the Borrower shall, subject to the provisions of Section 18.2, be required to repay, prior to their stated date of maturity a sufficient amount outstanding by way of Bankers' Acceptances or Libor Advances.

2.5  USE OF PROCEEDS FROM ADVANCES

     The proceeds of all advances by the Lenders under the Revolving Credit Facility shall be used by the Borrower exclusively for general corporate purposes including investments in Unrestricted Subsidiaries.

2.6  AVAILABILITY UNDER THE REVOLVING CREDIT FACILITY

     Subject to the restrictions set forth hereunder, the Borrower may request that the whole or any portion of the Revolving Credit Facility be advanced by the Lenders, either in Canadian Dollars or U.S. Dollars, by way of:

     2.6.1 direct advance by way of overdraft where interest thereon is to be calculated on a Prime Rate Basis;

     2.6.2 direct advances where interest thereon is to be calculated on a Prime Rate Basis in whole multiples of Cdn$50,000 or U.S.$50,000;

     2.6.3    the issuance of Letters of Guarantee;

     2.6.4    the issuance of  Banker's Acceptances; and

     2.6.5 direct advances where interest thereon is to be calculated on a Libor Basis.

     Notwithstanding the provisions of Section 5.2 and subject to further review by the Agent and the Borrower, the amounts available to the Borrower under the Revolving Credit Facility shall be reduced by the amounts outstanding under the credit facility made available to the Borrower or its subsidiaries by SODEX.

3.   DRAW DOWNS AND OPERATION OF ACCOUNTS

3.1  DRAW DOWNS UNDER THE REVOLVING CREDIT FACILITY

     All advances under the Revolving Credit Facility shall be requested by the
Borrower:

     3.1.1 subject to a maximum amount not to exceed Cdn $5,000,000 or its Equivalent in U.S. Dollars, by incurring overdrafts (by drawing cheques or being deemed to have drawn cheques) against the Borrower's Account; where an overdraft exists against the Borrower's Account as contemplated in this subsection, the amount of such overdraft shall be deemed to constitute an advance under the Revolving Credit Facility with respect to which the Borrower shall be deemed to have requested that interest thereon be calculated on a Prime Rate Basis; and

     3.1.2 by delivering to the Agent a draw down notice substantially in the form attached hereto as Schedule 3.1.2 before 10:30 a.m. at least two (2) Business Days prior to any advance, where the Borrower has requested that interest thereon be calculated on a Prime Rate Basis, two (2) Business Days prior to any advance where the Borrower wishes to request that the whole or any part thereof be outstanding by way of Banker's Acceptances or Letters of Guarantee or three (3) Banking Days prior to any advance where the Borrower has requested that interest on the whole or any portion thereof be calculated on a Libor Basis; any such notice, once delivered to the Agent, may not subsequently be revoked or withdrawn by the Borrower.

3.2  DISBURSEMENT OF FUNDS

     3.2.1 Whenever the overdraft in the Borrower's Account (expressed in its Equivalent in Canadian Dollars if any portion thereof is outstanding in U.S. Dollars) reaches or exceeds Cdn $5,000,000, the Agent shall deposit into such account, an amount, rounded up to the nearest Cdn $10,000 or U.S. $10,000, as the case may be, sufficient to ensure that said overdraft is eliminated and a positive balance is established in each of the Canadian Dollar Account and the U.S. Dollar Account.

     3.2.2 Where the proposed advance is requested by the Borrower through a draw down notice, the said advance shall be made as follows:

     3.2.2.1 where the whole or any portion of any such advance is requested to be made by way of direct advance with interest thereon calculated on a Prime Rate Basis or the Libor Basis, the Lenders shall disburse such portion of such advance by depositing their respective Pro Rata Share of said amount into the Borrower's Canadian Dollar Account or U.S. Dollar Account, as the case may be;

     3.2.2.2 where the whole or any portion of any such advance is requested to be made by way of the issuance of one or more Letters of Guarantee, the Agent shall disburse such portion of such advance by delivering the Letter or Letters of Guarantee to the Borrower;


     3.2.2.3 where the whole or any portion of any such advance is requested to be made by way of the issuance of one or more Banker's Acceptances, the Lenders shall disburse such portion of such advance by delivering such Banker's Acceptances to or to the order of the Borrower.

3.3  MAINTENANCE OF ACCOUNTS

     The Agent will open and maintain on its books at the Branch of Account, for the purpose of this Agreement, bank accounts for deposits in Canadian Dollars and for deposits in U.S. Dollars, as well as a loan account or ledger for the Borrower evidencing the aggregate Indebtedness of the Borrower to the Lenders hereunder and each constituent part of the Revolving Loans. Such loan ledger shall constitute, in the absence of manifest error, conclusive evidence of the whole and each constituent part of the Revolving Loans, the date any advance is made to the Borrower and the aggregate amounts from time to time paid by the Borrower on account of such Revolving Loans in principal, interest, fees and other amounts due hereunder.

3.4  AUTHORITY TO DEBIT AND CREDIT

     Subject to the provisions of this Agreement, the Borrower does hereby expressly and irrevocably authorize the Agent to effect all the necessary debits, deposits and credits in the Borrower's accounts in order to accommodate the Lenders in making advances and in order to accommodate the Borrower in making payments to the Lenders, the whole under and subject to the terms of this Agreement.

4.   CONDITIONS PRECEDENT

4.1  CONDITIONS PRECEDENT TO ADVANCES

     The obligations of the Lenders to make advances to the Borrower under the Revolving Credit Facility as provided hereunder are conditional upon each of the following conditions precedent having been met to the satisfaction of the Agent and its legal counsel:

     4.1.1    the Borrower shall have:

     4.1.1.1 executed and delivered the Security Documents referred to under the closing agenda annexed hereto under Schedule 4.1.1;

     4.1.1.2 attended to the due publication of such forms and the due registration or filing of any financing statement registrations required under all applicable Laws with respect to the Security Documents delivered pursuant to paragraph 4.1.1.1;

     4.1.1.3 attended to the due registration of the notice of intention forming part of the Bank Act Documents at the agency of the Bank of Canada situated in Montreal, Province of Quebec;

     4.1.2 an executed counterpart of this Agreement, the Interlender Agreement, the Guarantee and Subordination Agreement and the Intercreditor Agreements will have been executed and/or remitted to the Agent;

     4.1.3 the Borrower shall have delivered to the Agent and its legal counsel, in form and substance satisfactory to them;

     4.1.3.1 a certified copy of the Borrower's constating documents and by-laws;

     4.1.3.2 a certified copy of the constating documents and by-laws of each Unrestricted Subsidiary and Guarantor Subsidiary;

     4.1.3.3 a Certificate of incumbency in respect of the directors and officers of the Borrower and each of the Unrestricted Subsidiaries and Guarantor Subsidiary;

     4.1.3.4 a certified copy of a resolution of the board of directors of the Borrower authorizing inter alia the transactions contemplated in this Agreement;

     4.1.3.5 a certified copy of a resolution of the board of directors of each Unrestricted Subsidiary and Guarantor Subsidiary authorizing INTER ALIA the Corporate Guarantee and the Security Documents to which it is a party;

     4.1.3.6 the opinion (in form and substance satisfactory to the Agent and Hart, Saint-Pierre) of Hart, Saint-Pierre, addressed to the Lenders, the Agent and Desjardins Ducharme Stein Monast, dated the date of the draw down notice relating to the initial advance under the Revolving Credit Facility covering INTER ALIA (i) the corporate status of the Borrower; (ii) the authorization and capacity for the Borrower to execute this Agreement and to perform each of the obligations contained herein or incidental thereto; and (iii) the legal, valid, and binding nature of the obligations of the Borrower under this Agreement; such opinion shall include a report on searches made in the province of Quebec on Liens existing on the movable assets of the Borrower subject to such qualifications and reservations as may be agreed to between the Agent and Hart, Saint-Pierre;

     4.1.3.7 the opinion (in form and substance satisfactory to the Agent) of the Borrower's U.S. legal counsel, addressed to the Lenders, the Agent and Desjardins Ducharme Stein Monast, dated the date of the draw down notice relating to the initial advance under the Revolving Credit Facility covering INTER ALIA (i) the corporate status of the U.S. Unrestricted Subsidiaries; (ii) the ability for the U.S. Unrestricted Subsidiaries to guarantee the obligations of the Borrower under this Agreement pursuant to the terms and conditions of the Security Documents to which they are a party and to perform each of the obligations contained therein or incidental thereto; and (iii) the legal, valid, and binding nature of the obligations of the U.S. Unrestricted Subsidiaries under the Security Documents to which they are party to;

     4.1.3.8 the opinion (in form and substance satisfactory to the Agent) of the Borrower's Barbados legal counsels, addressed to the Lenders, the Agent, the Lenders' Barbados legal counsel and Desjardins Ducharme Stein Monast, dated the date of the draw down notice relating to the initial advance under the Revolving Credit Facility covering INTER ALIA (i) the corporate status of the Barbados Unrestricted Subsidiaries; (ii) the ability for the Barbados Unrestricted Subsidiaries to guarantee the obligations of the Borrower under this Agreement pursuant to the terms and conditions of the Security Documents to which the Barbados Unrestricted Subsidiaries are party and to perform each of the obligations contained therein or incidental thereto; and (iii) the legal, valid, and binding nature of the obligations of the Barbados Unrestricted Subsidiaries under the Security Documents to which they are party to;


     4.1.3.9 the opinion (in form and substance satisfactory to the Agent) of the Borrower's British Virgin Islands' legal counsels, addressed to the Lenders, the Agent, the Lenders' British Virgin Islands' legal counsel and Desjardins Ducharme Stein Monast, dated the date of the draw down notice relating to the initial advance under the Revolving Credit Facility covering INTER ALIA (i) the corporate status of B.V.I.; (ii) the ability for B.V.I. to guarantee the obligations of the Borrower under this Agreement pursuant to the terms and conditions of the Security Documents to which B.V.I. is a party to and to perform each of the obligations contained therein or incidental thereto;


     4.1.4 the Agent shall have received the opinion of Desjardins Ducharme Stein Monast addressed to the Lenders and the Agent and dated the date of the drawdown notice related to the initial advance under the Revolving Credit Facility, covering such matters incident to the transactions contemplated hereby as the Lenders may reasonably request;


     4.1.5 the opinion of the Agent's U.S. legal counsel addressed to the Lenders and the agent and dated the date of the drawdown notice related to the initial advance under the Revolving Credit Facility, covering such matters incident to the transactions contemplated hereby as the Lenders may reasonably request;


     4.1.6    the Agent shall have received, for the year ended October 4, 1998:
              (i) the audited consolidated financial statements of the Borrower and its Subsidiaries, (ii) the audited unconsolidated financial statements of the Borrower and (iii) unaudited unconsolidated financial statements of each other Subsidiary;


     4.1.7 The Agent shall have received the latest quarterly unaudited consolidated and unconsolidated financial statements of the Borrower and the Unrestricted Subsidiairies and the unaudited internal balance sheet and income statement of Gildan Activewear SRL dated March 7, 1999;


     4.1.8 the Agent shall have received the financial projections of the Borrower, on a consolidated basis, for the next three fiscal years comprised of a balance sheet, income statement, cash flow, Borrowing Base, capital expenditures and financial ratios (including without limitation, the assumptions upon which such budget is based);


     4.1.9 the Agent shall have received evidence that since the financial statements referred to under subsection 4.1.6, no event has occurred or failed to occur which may have a material adverse effect on the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower (on a consolidated basis) or on the ability of the Borrower or any Unrestricted Subsidiary to perform its obligations under the Credit Agreement or any of the Security Documents;


     4.1.10 the Agent shall have received evidence that the Borrower complies with all other financial undertakings presently outstanding towards any other person;


     4.1.11 the Agent shall be satisfied with the results of the due diligence conducted by it with respect to environmental matters as well as with respect to the internal reports prepared by or on behalf of the Borrower of the manufacturing facilities of the Borrower;


     4.1.12 the Agent shall have received evidence that all the assets to be charged under the terms of the Security

              Documents are free and clear from all encumbrances, save and except for Permitted Encumbrances;


     4.1.14 the Agent shall be satisfied with the results of the due diligence conducted by the Agent's field auditors with regards to accounts receivable and inventory which due diligence shall be at the Borrower's expense and which shall include a visit of the Borrower's premises located in Canada and the United States of America;


     4.1.15 the Agent shall have received evidence of the adequacy of the insurance coverage of the Borrower and of the Unrestricted Subsidiaries;


     4.1.16 the Agent shall have received certified copies (by the Borrower) of all deeds, contracts and agreements pursuant to which any secured indebtedness of the Borrower and the Unrestricted Subsidiaries was created and any individual unsecured indebtedness in excess of Cdn $1,000,000; and


     4.1.17 the Agent shall have received search reports in respect of all the charges or encumbrances of the whole or any part of the assets owned respectively by the Borrower and the Unrestricted Subsidiaries for each jurisdiction where the Borrower or/and Unrestricted Subsidiary has a place of business or in which inventory is located. The searches should be performed under the name of the Borrower and under the names of each of the Unrestricted Subsidiary and all of the respective predecessors. For the purposes hereof, an encumbrance includes any conditional sale, sale with a balance of price, sale with a resulatory clause as well as any leasing contract;


     4.1.18 the Agent shall have received satisfactory evidence that the Borrower has entirely repaid all of its Indebtedness under the B of A Credit Agreement, provided that any portion of such repayment may be made with the proceeds of the first advance under the Revolving Credit Facility, in which case, this condition precedent shall be deemed to have been met where the Borrower provides the Agent with such satisfactory evidence concurrently with such first advance;


     4.1.19 the Agent shall have received from Bank of America (Canada) a general release and discharge with respect to all Liens created in their favor in connection with the B of A Credit Agreement. Such general release and discharge shall also contain the unconditional and irrevocable undertaking to execute all such documents and do all such things as may be required in order to grant and register such release and discharge of the aforesaid Liens;


     4.1.20 the Agent shall have received on behalf of the Lenders, the entire amount of that portion of the structuring and underwriting fee which is payable concurrently with the execution of this Agreement.


5.   INTEREST ON PRIME RATE BASIS


5.1  CDN PRIME RATE


     The principal amounts denominated in Canadian Dollars and outstanding under the Revolving Credit Facility with respect to which the Borrower has elected or pursuant to the provisions of this

Agreement is required to pay interest on a Prime Rate Basis shall bear interest, computed daily, on the respective daily balances outstanding from the date of their respective first advance up to and including the day preceding the day of their respective repayment in full, at an annual rate applicable for each such day equal to the Cdn Prime Rate in effect on such day plus the Relevant Margin.


5.2  U.S. PRIME RATE

     The principal amounts denominated in U.S. Dollars and outstanding under the Revolving Credit Facility with respect to which the Borrower has elected or pursuant to the provisions of this Agreement is required to pay interest on a Prime Rate Basis shall bear interest, computed daily, on the respective daily balances outstanding from the date of their respective first advance up to and including the day preceding the day of their respective repayment in full, at an annual rate applicable for each such day equal to the U.S. Prime Rate in effect on such day plus the Relevant Margin.


5.3  INTEREST ON REVOLVING LOANS GENERALLY


     Where no specific provision for interest on any amount outstanding and payable by the Borrower is made in this Agreement, interest thereon shall be computed and be payable on a Prime Rate Basis relating to the Revolving Credit Facility.


6.   INTEREST ON LIBOR BASIS


6.1  INTEREST ON LIBOR BASIS


     The principal amounts of the Libor Advances shall bear interest, computed daily, on the respective daily balances outstanding from each relevant Rollover Date at an annual rate applicable for each such day equal to the Libor Rate applicable to such Selected Amount plus the Relevant Margin and shall be in effect from and including such Rollover Date up to and including the day preceding their respective maturity date.


6.2  DETERMINATION OF LIBOR RATE


     Where, under the provisions of this Agreement, the Borrower has requested that the interest on any principal amount outstanding under the Revolving Credit Facility be calculated on a Libor Basis, the Libor Rate shall be determined by the Agent two Banking Days prior to a Rollover Date.


6.3  ESTABLISHMENT OF LIBOR RATE AS AT 11:00 A.M., LONDON TIME


     The Libor Rate shall be established as at 11:00 a.m., London time, two Banking Days prior to the relevant Rollover Date. Before the end of business, two (2) Banking Days prior to the said Rollover Date, the Agent shall notify the Borrower of the Libor Rate applicable to each Selected Amount for each applicable Selected Maturity.

6.4  LIMITS ON LIBOR ADVANCES


     In connection with any Libor Advances, the Borrower shall not be entitled:


     6.4.1 to elect a Selected Amount for any Selected Maturity which is less than U.S. $500,000 and a whole multiple of U.S. $100,000 per Lender;


     6.4.2 to elect a Selected Maturity for any Selected Amount other than one, two, three or six months; and


     6.4.3 to elect a Selected Maturity which has a maturity date that is beyond the last day of the Revolving Period.


     6.5      AVAILABILITY


     If, on the date referred to in Section 6.3, a Lender determines in good faith that because of conditions affecting the interbank market, for a Selected Maturity,


     6.5.1    adequate and fair means do not exist to ascertain the Libor Rate;
              or

     6.5.2    it is unfeasible to make or continue a Libor Advance; or

     6.5.3 the Libor Rate is less than the actual cost to make and maintain a Libor Advance; or

     6.5.4 a sufficient quantity of U.S. Dollars deposits is not available to such Lender;


     the Agent shall give notice of this situation to the Borrower as soon as possible (the "Initial Notice").


     Once the Initial Notice has been given, the concerned Lender shall be under no obligation to make new Libor Advances to renew outstanding Libor Advances until the Agent gives notice to the contrary to the Borrower. During a period of thirty (30) days following the date of the Initial Notice, the concerned Lender shall consult the Borrower with a view to concluding in good faith and implementing an agreement as to an alternative basis of borrowing.


     The terms and conditions of this alternative basis of borrowing take effect upon the conclusion of such agreement relating to an alternative basis of borrowing, and the provisions hereof pertaining to this Libor Advance shall be automatically amended to reflect the terms and conditions of the alternative basis.


7.   COMPUTATION AND PAYMENT OF INTEREST


7.1  COMPUTATION OF INTEREST


     Under the terms of this Agreement:

     7.1.1 interest at Cdn Prime Rate shall be calculated on the basis of a 365-day year for the actual days elapsed;


     7.1.2    interest at U.S. Prime Rate shall be calculated on the basis of
              (i) a 365-day year for the actual days elapsed during such period if the U.S. Prime Rate is calculated using the National Bank of Canada's U.S. Prime Rate and (ii) a 360-day year for the actual days elapsed during such period if the U.S. Prime Rate is calculated using the Federal Funds Effective Rate; and


     7.1.3 interest at Libor Rate shall be calculated on the basis of a 360-day year for the actual days elapsed.


7.2  ANNUAL EQUIVALENT OF LIBOR AND FEDERAL FUNDS EFFECTIVE RATE


     For the purposes of the INTEREST ACT (Canada), the annual rates of interest to which the rates determined in accordance with the provisions respectively of subsection 7.1.3 and of clause (ii) of subsection 7.1.2 are equivalent, are the specified rates multiplied by the actual number of days in the year divided by 360.


     Furthermore, for the purposes of the same Act, in the case of a leap year, the yearly rate of interest to which the rate of interest calculated on a 365-day basis is equivalent, is such rate multiplied by 366 and divided by 365.


7.3  PAYMENT OF INTEREST


     The interest payable in accordance with the foregoing provisions and computed as aforesaid on the amount outstanding from time to time shall be payable, in arrears, on the 26th day of each month or, with respect to Libor Advances, on the appropriate Libor Interest Payment Date, with interest on all overdue interest at the rate applicable to the principal during the period in which it remains unpaid, computed daily and payable upon the demand of the Agent.


8.   BANKER'S ACCEPTANCES


8.1  REQUEST FOR BANKER'S ACCEPTANCES


     Provided that no Default or Event of Default exists at that time, the Borrower may request that any part of the Revolving Credit Facility be advanced or that any amount outstanding thereunder be converted into or continued respectively as Banker's Acceptances. Such request may be made by delivering to the Agent a draw down notice or conversion notice to that effect pursuant to the provisions of this Agreement.


8.2  REQUIREMENTS FOR BANKER'S ACCEPTANCES


     Each advance requested by way of a Banker's Acceptance pursuant to this
Agreement:


     8.2.1 shall have a Selected Amount which must be in a minimum amount of Cdn $500,000 and a whole multiple of Cdn $100,000 per Lender;

     8.2.2 shall have a Selected Maturity of one, two, three or six months, excluding days of grace as that term is defined in the BILLS OF EXCHANGE ACT (Canada); and

     8.2.3 shall not have a Selected Maturity which has a maturity date that is beyond the last day of the Revolving Period.

8.3  STAMPING FEE

     The Borrower shall pay to the Agent on behalf of the Lenders, forthwith upon the issue of each Banker's Acceptance, a stamping fee on the face amount of each Banker's Acceptance equal to the product resulting from multiplying the said face amount by a fraction, the numerator of which shall consist of the product resulting from multiplying the Relevant Margin by the number of days in the Selected Maturity selected by the Borrower for such Banker's Acceptance and the denominator of which shall consist of 365.

8.4  THE AGENT TO ADVISE LENDERS

     The Agent, following receipt of a draw down notice or a conversion notice requesting Banker's Acceptances, shall advise each Lender of the applicable Selected Maturity for, and the nominal amount of, each of the Banker's Acceptances to be accepted by it. The aggregate nominal amount of Banker's Acceptances to be accepted by a Lender shall be equal to the Pro Rata Share of such Lender of the aggregate nominal amount of Banker's Acceptances requested by the Borrower, except that, if the nominal amount of a Banker's Acceptance would not be a whole multiple of Cdn $100,000, such nominal amount shall be increased or reduced by the Agent in its sole discretion to the nearest whole multiple of Cdn $100,000.

8.5  MATURITY DATE OF BANKER'S ACCEPTANCES

     Within the time period stipulated in the relevant provisions hereof, prior to or on the maturity date of each Banker's Acceptance, the Borrower shall either issue a conversion notice as contemplated in Section 11.1 or by no later than 11:00 a.m., Montreal time, on the maturity date of the Banker's Acceptances then outstanding and about to mature, deposit into the Canadian Dollar Account an amount equal to the nominal amount of such Banker's Acceptances.

8.6  DEEMED CONVERSION ON MATURITY DATE

     In the event the Borrower does not deliver to the Agent any conversion notice or make a deposit as contemplated in Section 8.5, or, in the event the Borrower does deliver any such notice, but at any relevant Conversion Date, there exists a Default or an Event of Default, then the Borrower shall be deemed to have issued a conversion notice requesting that the face value of the Banker's Acceptances about to mature be converted into an advance under the Revolving Credit Facility with respect to which interest is to be calculated on a Prime Rate Basis.

8.7  POWER OF ATTORNEY

     Each of the Lenders is hereby appointed the irrevocable agent of the Borrower with the power and authority to execute the Banker's Acceptances to be issued and accepted by it. Furthermore, the Agent is hereby appointed the irrevocable agent of the Borrower with power and authority to make the necessary arrangements for the negotiation, sale and delivery on the money market, in accordance with normal market practice, of Banker's Acceptances accepted by the Lenders.

8.8  WAIVER

     The Borrower shall not claim from the Lenders any days of grace for the payment at maturity of any Banker's Acceptance presented to and accepted pursuant to this Agreement. Furthermore, the Borrower hereby waives any defense to payment which might otherwise exist if for any reason a Banker's Acceptance shall be held by a Lender in its own right at the maturity thereof.

8.9  OBLIGATIONS ABSOLUTE

     The obligations of the Borrower with respect to Banker's Acceptances under this Article shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

     8.9.1 any lack of validity or enforceability of any draft issued by the Borrower and accepted by a Lender as a Banker's Acceptance; or

     8.9.2 the existence of any defense, right of action, right of compensation or set-off or claim of any nature whatsoever which the Borrower may at any time have or have had against the holder of a Banker's Acceptance, the Lenders or any other Person, whether in connection with this Agreement or otherwise.

9.   LETTERS OF GUARANTEE

9.1  REQUEST FOR LETTERS OF GUARANTEE

     Provided that no Default or Event of Default exists at that time, the Borrower may request that any part of the Revolving Credit Facility be advanced, converted into or continued as a Letter of Guarantee to be denominated in Canadian Dollars or U.S. Dollars. Such request may be made by delivering to the Agent a draw down notice or conversion notice to that effect pursuant to the provisions of this Agreement.

9.2  ISSUANCE OF LETTERS OF GUARANTEE

     By no later than 10:30 a.m., Montreal time, on the date requested, the Agent shall deliver to the Borrower the requested Letter of Guarantee duly executed by it. The parties hereto do hereby expressly acknowledge and agree that the Borrower shall only have the right to request that the issuance of any such Letter of Guarantee be made only by the Lender which is also the Agent, provided, however, that any such advance by way of the issuance of any such Letter of Guarantee shall be allocated among the Lenders on the basis of their respective Pro Rata Share of such advance.

9.3  LIMITS OF LETTERS OF GUARANTEE

     Nothing in this Agreement contained shall be construed or interpreted so as to entitle the Borrower:

     9.3.1 to request or have outstanding any Letter of Guarantee expiring more than 364 days from the date of its issuance or renewal;

     9.3.2 to request or have outstanding any Letter of Guarantee which constitutes a documentary letter of credit which is not payable at sight;

     9.3.3 to request or have outstanding any Letter of Guarantee the term of which goes beyond the last day of the Revolving Period; or

     9.3.4 to request or have outstanding any Letter of Guarantee in any currency other than in Canadian Dollars or U.S. Dollars.

9.4  LG FEE

     The Borrower shall pay to the Agent, as issuer, forthwith upon the issue, renewal or amendment of each Letter of Guarantee:


     9.4.1 which is not a documentary letter of credit, subject to a minimum of Cdn $150 per such Letter of Guarantee, a fee, calculated on an amount equal to the maximum liability of the Agent under such Letter of Guarantee equal to the product resulting from multiplying the said amount by a fraction, the numerator of which shall consist of the product resulting from multiplying the Relevant Margin by the number of days in the Selected Maturity selected by the Borrower for such Letter of Guarantee (subject, for the sole purpose of this subsection to a minimum of 30 days) and the denominator of which shall consist of 365; and

     9.4.2 which is a documentary letter of credit, a fee in accordance with the fee schedule of the Agent in force from time to time with respect to the issuance, renewal or amendment of such documentary letters of credit.

9.5  DISTRIBUTION OF LG FEE

     Upon receipt of any fee pursuant to the provisions of Section 9.4, same shall forthwith be distributed among the Lenders as follows:

     9.5.1 the Agent, as issuer, shall keep for its own account and exclusive benefit that portion of any such fee corresponding to the product resulting from multiplying the amount corresponding to the maximum liability under the relevant Letter of Guarantee by a fraction, the numerator of which shall consist of the product resulting from multiplying 10% by the number of days in the Selected Maturity selected by the Borrower for such Letter of Guarantee and the denominator of which shall consist of 365; and

     9.5.2 the balance of such fee shall be paid over by the Agent to the Lenders on a Pro Rata Basis.

9.6  ADVANCES ON PAYMENT OF LETTERS OF GUARANTEE

     The aggregate principal amount or amounts of monies paid by the Agent at any time under any of the Letters of Guarantee, shall constitute an advance under the Revolving Credit Facility with respect to which interest is to be calculated on a Prime Rate Basis.

9.7  OBLIGATIONS ABSOLUTE

     The obligations of the Borrower with respect to Letters of Guarantee under this Article shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

     9.7.1 any lack of validity or enforceability of any draft or other document presented in connection with any payment requested under any Letter of Guarantee; or

     9.7.2 the existence of any defense, right of action, right of compensation or set-off or claim of any nature whatsoever which the Borrower may at any time have or have had against the beneficiary of a Letter of Guarantee, the Lenders or any other Person, whether in connection with this Agreement or otherwise.

10.  STAND-BY AND AGENCY FEE

10.1 STAND-BY FEE

     As of the date of execution of this Agreement and until the termination of the Revolving Credit Facility, the Borrower hereby covenants and agrees to pay to the Lenders, a stand-by fee equal to the percentage per annum set out in
Schedule 10.1 hereof, computed daily on the undisbursed portion of the Revolving Credit Facility.

10.2 PAYMENT OF STAND-BY FEE

     The stand-by fee shall be calculated on the basis of a 365-day year for the actual days elapsed and shall be payable quarterly in arrears. Any arrears on the payment of the stand-by fee shall bear interest, computed daily, on the daily balance thereof on a Prime Rate Basis applicable to the Revolving Credit Facility from the date it becomes due up to and including the day preceding the day of the payment in full thereof.

10.3 AGENCY FEE

     The Borrower shall pay to the Agent, for its account exclusively, an annual agency fee (to be determined by separate agreement between the Agent and the Borrower) payable on the date contemplated by such separate agreement and thereafter, on each renewal date of the Revolving Credit

Facility until the date which the Revolving Credit Facility is terminated and the Revolving Loans are repaid in full. No portion of the agency fee paid pursuant to the provisions of this Agreement and such separate agreement shall, under any circumstances, be refundable.


10.4 STRUCTURING AND UNDERWRITING FEE


     The Borrower shall pay to the Agent, for the account of the Lenders, a structuring and underwriting fee (to be determined by separate agreement between the Borrower and the Lenders) payable on the date contemplated by such separate agreement. No portion of the structuring and underwriting fee paid pursuant to the provisions of this Agreement and such separate agreement shall, under any circumstances, be refundable.


11.  CONVERSIONS AND CONTINUATIONS


11.1 CONVERSIONS AND CONTINUATIONS


     The Borrower may choose to convert the currency of any principal amount outstanding under the Revolving Credit Facility or change the basis on which all or a part of such amounts bear interest or are outstanding as provided hereunder. Such election shall be expressed by delivering to the Agent a written notice substantially in the form attached hereto as Schedule 11.1 by no later than 10:30 a.m., Montreal time, at least three (3) Business Days prior to its effective date (or at least three (3) Banking Days prior to its effective date whenever the Borrower elects to have interest thereon calculated on a Libor Basis).


11.2 NO REVOCATION OR WITHDRAWAL OF NOTICES


     Any notice under this Article, once delivered to the Agent, may not subsequently be revoked or withdrawn by the Borrower.


11.3 LIMITS ON CONVERSIONS


     No conversion may be made in respect of outstanding Letters of Guarantee until the expiry thereof, nor with respect to outstanding Banker's Acceptances or outstanding amounts with interest thereon calculated on a Libor Basis until the maturity thereof.


11.4 DETERMINATIONS OF EQUIVALENT OF CANADIAN DOLLARS AND OF U.S. DOLLARS


     Where, under any provision of this Agreement, the Agent has the right or is required to determine the Equivalent in Canadian Dollars of any values or sums denominated or expressed in U.S. Dollars, or the Equivalent in U.S. Dollars of any values or sums denominated or expressed in Canadian Dollars, the rate of exchange applied shall be that quoted by the Bank of Canada as the noon mid-market spot rate for conversion of U.S. Dollars into Canadian Dollars or of Canadian Dollars into U.S. Dollars on the day preceding the Business Day on which such determination is made.

12.    PAYMENTS AND REPAYMENTS


12.1   REPAYMENT OF REVOLVING LOANS


       The Borrower shall repay to the Agent on behalf of the Lenders on the last day of the Revolving Period the entire amount of the Revolving Loans outstanding at such date, plus any interest, fees and related expenses thereto.


       During the Revolving Period, the Borrower may, at any time with a 30-day notice, without penalty or premium, voluntarily repay the Revolving Loan in whole or in part provided that where such part of such loans is outstanding by way of Banker's Acceptances or by way of Libor Advances, no such repayment may be made on any day other than the date of maturity thereof unless Borrower pays the reasonable breakage costs referred to under Section 18.2 in respect thereof. The amount of each such repayment shall be an integral multiple of Cdn $50,000 or U.S. $50,000.


12.2   COMPULSORY REPAYMENT OF PART OF REVOLVING LOANS


       Where at any time the Agent determines that the Revolving Loans at such time exceed the limits set forth under Section 2.1, the Borrower shall forthwith repay such excess amount to the Agent on behalf of the Lenders.


       Where the aggregate principal amounts outstanding by way of advances with interest thereon calculated on a Prime Rate Basis are less than the required repayment, the Borrower shall, subject to the provisions of Section 18.2, be required to repay, prior to their stated date of maturity a sufficient amount outstanding by way of Banker's Acceptances or Libor Advances.


12.3   CURRENCY OF PAYMENTS


       All payments and repayments:


       12.3.1 of principal or of interest under the Revolving Credit Facility shall be made in the same currency in which such principal amounts are outstanding or to which it relates;


       12.3.2 of the stamping fee, the stand-by fee, the structuring and underwriting fee and the agency fee, shall be made in Canadian Dollars only;


       12.3.3 of the fee relating to Letters of Guarantee shall be made in the same currency as that in which the Letter of Guarantee to which it relates is outstanding; and


       12.3.4 of amounts referred to in Section 18.2 with respect to losses shall be made in the same currency as the losses incurred by the Lenders.


12.4   OVERADVANCES - EXCHANGE RATE FLUCTUATIONS

       On the First Business Day of each month and each time particular circumstances justify it, the Agent shall establish the Equivalent in Canadian Dollars of any principal amounts outstanding in U.S. Dollars. If, at any such time, the aggregate amount of the utilizations made under the Revolving Credit Facility exceeds the limits set forth under Section 2.1, the Borrower shall, fortwith following a demand to this effect by the Agent, pay the amount in excess to the Agent on behalf of the Lenders.


12.5   MANNER OF PAYMENTS


       In order to effect all payments of interest on the Revolving Loans, and of fees and other amounts due and to become due hereunder by the Borrower, the Borrower shall be deemed to have issued under the provisions of subsection 3.1.1, as of the date any such payment is due hereunder, a draw down cheque, in Canadian Dollars or U.S. Dollars, as the case may be, in an amount equal to the aggregate amount of all said payments due to the Lenders on such date.


12.6   PAYMENTS AT BRANCH OF ACCOUNT ONLY


       All payments or repayments of principal, interest, fees and other amounts due and to become due hereunder by the Borrower, if not effected or which cannot be effected in the manner set forth in Section 12.5, must be effected by direct payments to the Agent on behalf of the Lenders at the Branch of Account only.


12.7   PAYMENT ON BUSINESS DAY AND BY 1:00 P.M., MONTREAL TIME


       Whenever any payment or repayment falls due on a day which is not a Business Day, such payment or repayment shall be made on the next following Business Day. Furthermore, any amounts received after 1:00 p.m., Montreal time, on any Business Day shall be applied to the appropriate payment or repayment which was required to be made on such Business Day, on the next following Business Day. Until so applied, interest shall continue to accrue as provided in this Agreement on the amount of such payment or repayment.


13.    SECURITY


       As a general and continuing collateral security for the performance by the Borrower of all its obligations, present and future, direct and indirect, absolute and contingent, presently owing and due and hereafter to become owing and due to the Agent on behalf of the Lenders by the Borrower under the terms and conditions of this Agreement (including, without limitation, the obligation of the Borrower to repay the Revolving Loans), the Security Documents, and any Derivative Instruments concluded from time to time by the Borrower and any of the Lenders (collectively the "Obligations"), the Borrower shall, in form and substance satisfactory to the Agent and subject only to Permitted Encumbrances:


13.1   DEED OF HYPOTHEC


       execute and deliver to the Agent, as collateral agent for the Lenders (or to any Person designated by the Lenders), a movable hypothec and security interest on the universality of the Borrower's present and future accounts receivable and claims (including insurance and assignment of Lockbox), inventory, securities (such as shares that the Borrower holds in all Unrestricted Subsidiaries) and intangible assets (such as patents, trademarks and material agreements), to be governed by the laws of the Province of Quebec, for an amount of $200,000,000, the whole bearing interest at the rate of 25% per annum;


13.2   SECURITY AGREEMENT


       execute and deliver to the Agent, as collateral agent for the Lenders (or to any Person designated by the Lenders), a security agreement to be governed by the laws of the state of New York under the terms of which there shall be created in favour of the Lenders a Lien upon and a continuing security interest in all the Borrower's inventory situated in the United States of America;


13.3   BANK ACT DOCUMENTS


       execute and deliver to any Lender that is a bank under the BANK ACT (Canada) documents, pursuant to the terms of which the Borrower shall assign its inventory in favour of such Lender, free from any Liens, subject only to Permitted Encumbrances, the whole pursuant to the provisions of Section 427 of the BANK ACT (Canada);


13.4   PLEDGE OF SHARES


       execute and deliver to the Agent, as collateral agent for the Lenders (or to any Person designated by the Lenders), a first ranking pledge with delivery on the shares that the Borrower holds in all Unrestricted Subsidiaries to be governed by the laws of a jurisdiction to be mutually agreed upon by the Agent and the Borrower;


13.5   ENDORSEMENTS OF INSURANCE POLICIES


       execute and deliver to the Agent endorsements under all insurance policies of the Borrower designating the Lenders and the Agent as loss payee under such insurance policies as their interests may appear. Furthermore, such endorsements shall include industry standard mortgagee clauses under terms and conditions acceptable to the Agent; and


13.6   CORPORATE GUARANTEES


       deliver to the Agent, as collateral agent for the Lenders (or to any Person designated by the Lenders), a Corporate Guarantee from each Unrestricted Subsidiary and Guarantor Subsidiary supported by a first ranking hypothec and security interest, subject only to Permitted Encumbrances, on the accounts receivable and claims, inventory, securities (such as shares that such Unrestricted Subsidiary holds in another Unrestricted Subsidiary or in a Guarantor Subsidiary) and intangible assets of each Unrestricted Subsidiary (such as patents, trademarks and material agreements), for an amount sufficient to cover their respective obligations under the Corporate Guarantee and under all other Security Documents to which they are respectively a party, plus an additional amount of 25%, the whole bearing interest at the rate of

25% per annum; these Security documents shall comply with the laws of each jurisdiction in which the charged property is located and shall be perfected in accordance with the requirements of the laws applicable to each of such jurisdictions;

14.    REPRESENTATIONS AND WARRANTIES

       The Borrower does hereby represent and warrant that:

14.1   ORGANIZATION

       Each of the Borrower and the Unrestricted Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and of all jurisdictions in which it carries on business, and is in compliance with all provisions of its constating documents and by-laws. Each of the Borrower and the Unrestricted Subsidiaries has all requisite power and authority, corporate or otherwise, to own its property and, subject to Section 14.13, to carry on its business as now being and hereafter proposed to be conducted.

14.2   AUTHORIZATION OF DOCUMENTS BY THE BORROWER

       The Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow under the terms hereof and has the corporate power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement, the Interlender Agreement, the Intercreditor Agreements and each of the Security Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement, the Interlender Agreement, the Intercreditor Agreements and the Security Documents have been duly executed and delivered by the duly authorized officers of the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

14.3   AUTHORIZATION OF DOCUMENTS BY UNRESTRICTED SUBSIDIARIES

       Each of the Unrestricted Subsidiaries has the corporate power, and has taken all necessary action, to authorize it to execute, deliver and perform the Guarantee and Subordination Agreement and each of the Security Documents to which it is a party in accordance with the terms thereof and to consumate the transactions contemplated therein. The Guarantee and Subordination Agreement and the Security Documents to which each Unrestricted Subsidiary is a party have been duly executed and delivered by the duly authorized officers of each of the Unrestricted Subsidiaries and constitute legal, valid and binding obligations of the Unrestricted Subsidiaries enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

14.4   NO CONFLICT

       The execution, delivery and performance by the Borrower or by any Unrestricted Subsidiary of this Agreement, the Interlender Agreement, the Intercreditor Agreements and the Security Documents to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not violate any Law, conflict with, result in a breach of or constitute a default under the constating documents or by-laws of the Borrower or of any Unrestricted Subsidiary or under any agreement or instrument to which it is a party or by which it or any of the Charged Property may be bound.

14.5   GOVERNMENTAL REGULATION

       Neither the Borrower nor any of the Unrestricted Subsidiaries is required to obtain any consent, Approval, authorization, permit or license from, or effect any filing or registration with, any federal, provincial, state or local regulatory authority in connection with the execution, delivery and performance, in accordance with their respective terms, of this Agreement, the Interlender Agreement, the Intercreditor Agreements or any Security Documents, except the registrations and filings contemplated in subsection 4.1.1.

14.6   COMPLIANCE WITH LAW

       Each of the Borrower and the Unrestricted Subsidiaries is in compliance with all Laws, the non-compliance with which could, singly or in the aggregate, have a Material Adverse Effect.

14.7   LITIGATION

       There is no notice of infraction, action, suit or proceeding pending against (nor, to the knowledge of the Borrower, threatened against or in any other manner relating adversely to) the Borrower or the Unrestricted Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any governmental body except those described in Sections 14.8 and 14.13.

14.8   TAXES

       Save and except as described in Schedule 14.8, all federal, provincial and other tax returns of the Borrower and the Unrestricted Subsidiaries, required by Law to be filed have been duly filed, and all federal, provincial and other taxes, assessments and other governmental charges or levies upon the Borrower and the Unrestricted Subsidiaries, and any of their properties, income, profits and assets, which are due and payable, have been paid. The charges, accruals and reserves on the books of the Borrower and the Unrestricted Subsidiaries in respect of taxes are adequate, in the judgment of the Borrower.

14.9   FINANCIAL STATEMENTS OF THE BORROWER

       The audited consolidated financial statements of the Borrower for the fiscal year ended October 5, 1998 and the latest quarterly audited and unaudited consolidated financial statements of the

Borrower, copies of which have been provided to the Lenders, present fairly, in accordance with generally accepted accounting principles, the financial position of the Borrower as at such date.

14.10  NO ADVERSE CHANGE

       Since October 5, 1998, no Material Adverse Effect has occurred and is continuing.

14.11  MATERIAL AGREEMENTS AND RESTRICTIONS

     Neither the Borrower nor any Unrestricted Subsidiary is a party to any deed, indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any governmental or other restriction, or any judgment, decree or order of any court or governmental body which has or will have a Material Adverse Effect except those described in Schedule 14.11.

14.12  APPROVALS

     Save and except as described in Section 14.13, all approvals, certificates of approval, authorizations, consents, permits, licenses, orders, registrations, declarations, filings, notices and other actions to be taken in respect of any federal, provincial or local governmental body (the "Approvals"), which are necessary for the ownership and operation by the Borrower or any of the Unrestricted Subsidiaries of their respective business and all the properties related thereto, have been duly obtained, made or taken and are in full force and effect, are not subject to further Approval or appeal, or any pending or threatened legal or administrative proceedings, and the Borrower has no knowledge of any fact which, as a matter of Law, is sufficient to justify the commencement by any governmental or regulatory body of any proceeding for termination or revocation of such Approvals.

14.13  ENVIRONMENT

     Save and except as described in Schedule 14.13, neither the Borrower nor any Unrestricted Subsidiary is in contravention of and neither of the Borrower nor any Unrestricted Subsidiary has been notified by any government agency or regulatory body or by any other interested person that it has contravened or that its predecessor in title has contravened or is in contravention of Environmental Laws or the requirements of any Environmental Permit, in any way whatsoever, except where such contravention would not have, individually or in the aggregate, a Material Adverse Effect. The exercise of their respective activities was and is in compliance with Environmental Laws, at all times, and the performance of their respective obligations under this Agreement and the Security Documents shall not entail any contraventions and shall not conflict with any Environmental Laws, except where such non-compliance, contravention or conflict would not have, individually or in the aggregate, a Material Adverse Effect.

14.14  NO SUBSIDIARY

     On the date of execution of this Agreement there are no corporations or limited partnerships which would constitute a Subsidiary of the Borrower except those specifically listed in Schedule 14.14. The organizational chart set forth in Schedule 14.14 illustrates the corporate structure of the Borrower and its Unrestricted Subsidiaries.

14.15  HEAD OFFICE - PLACES OF BUSINESS

     The addresses of the head office, executive office and of all places of business of each of the Borrower and the Unrestricted Subsidiaries, are listed in Schedule 14.15.

14.16  TITLE OF OWNERSHIP

     Each of the Borrower and the Unrestricted Subsidiaries is the sole title and beneficial owner of all assets, rights, title and interest forming part of the Charged Property, free and clear of all Liens whatsoever, except Permitted Encumbrances, if any.

14.17  ERISA

     During the five-year period ending on the date hereof (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), except as set forth under Schedule 14.17 or as reflected in the financial statements referred to in Section 14.9 none of the following events or conditions has occurred which, either individually or in the aggregate, has resulted or could reasonably be expected to result in a liability to the Borrower or any of the Unrestricted Subsidiaries which could have a Material Adverse Effect: (i) a Reportable Event; (ii) an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material noncompliance with the applicable provisions of ERISA or the Code;
(iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Sections 4041(b) of ERISA); (v) a Lien in favour of the PBGC or a Plan; (vi) Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower, any of the Unrestricted Subsidiaries or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan; (x) the excess of the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liability of the Borrower or any Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) over the assets under all such Plans; and (xi) an event or condition with respect to which the Borrower or any Commonly Controlled Entity could incur any liability in respect of a Former Plan.

14.18  LABOUR  DISPUTES

     As of the date hereof (i) there is no pending or threatened strike, work stoppage, material unfair labour practice claim or charge, arbitration or other material labour dispute against or affecting the

Borrower, the Unrestricted Subsidiaries or any of their employees, and (ii) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the knowledge of the Borrower or the Unrestricted Subsidiaries, threatened against any of them, by or on behalf of, or with, their employees, other than employee grievances arising in the ordinary course of business which singly or in the aggregate would not have a Material Adverse Effect.

14.19  INTANGIBLE ASSETS

     Each of the Borrower and the Unrestricted Subsidiaries possess all necessary patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to each of the foregoing, necessary to carry on their business as currently conducted and the possession and use thereof in their business does not conflict with the patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, of any other Person, except where such conflict or failure to hold or possess would not have a Material Adverse Effect.

14.20  OWNERSHIP OF ACCOUNTS REVEIVABLE AND INVENTORY

     As of the date of execution of this Agreement and until the effective date of the Reorganization, none of the Borrower's Insured Eligible Accounts Receivable, Uninsured Eligible Accounts Receivable and Eligible Inventory are owned by any Subsidiary of the Borrower.

14.21  ACCURACY AND COMPLETENESS OF INFORMATION

     All information, reports and other papers and data furnished to the Lenders by or on behalf of the Borrower and the Unrestricted Subsidiaries were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter. No undisclosed fact is currently known to the Borrower and the Unrestricted Subsidiaries, which has or may have a Material Adverse Effect which has not been set forth or referred to herein or in such information, reports and other papers and data or otherwise specifically disclosed to the Lenders.

14.22  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made under this Agreement shall be deemed to be made and shall be true and correct in all material respects, at and as of the date of execution of this Agreement and at and as of the date of any advance, conversion or continuation hereunder. All representations and warranties made under this Agreement shall survive until the full repayment of the Revolving Loans and the termination of the Revolving Credit Facility, and not be waived, by the execution and delivery of this Agreement, any investigation by or on behalf of the Lenders or the making of any advance, conversion or continuation under this Agreement.

15.    GENERAL COVENANTS

       So long as the Revolving Loans or any other amount payable hereunder are outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Agent, acting in accordance with the instructions of the Majority Lenders, shall otherwise consent in writing, the Borrower covenants and agrees that it will and cause each of the Unrestricted Subsidiaries, as the case may be, to:


15.1   PRESERVATION OF EXISTENCE, ETC.


       Preserve and maintain its existence and all material rights, franchises, licenses and privileges necessary or desirable in the normal conduct of its business and remain qualified and authorized to do business in each jurisdiction which the nature of each of the Borrower's and the Unrestricted Subsidiaries business requires such qualification or authorization.


15.2   PRESERVATION OF AUTHORIZATIONS


       Maintain, and take all actions necessary to maintain, in full force and effect the action taken by it to authorize the borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement, the Interlender Agreement, the Intercreditor Agreements, the Security Documents and any other documents required or contemplated hereunder.


15.3   BUSINESS, COMPLIANCE WITH APPLICABLE LAW


       Conduct its business in a proper and efficient manner, keep or cause to be kept, proper and lawful records and books of account and make or cause to be made therein, true and faithful entries of all dealings and transactions in relation to its business, all in accordance with generally accepted accounting principles applied on a consistent basis and comply with all requirements of Law.


15.4   INSURANCE


       Maintain insurance from responsible companies in such amounts and against such risks as is contemplated in the Security Documents.


15.5   PAYMENT OF TAXES AND CLAIMS


       Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it and forming part of the Charged Property prior to the date on which penalties attach thereto unless such charges or levies are being contested in good faith, and all lawful claims for rents, labour, materials and supplies which, if unpaid, might become a Lien or charge upon the Charged Property other than a Permitted Encumbrance.


15.6   VISITS AND INSPECTIONS


       Upon reasonable notice, permit representatives of the Lenders and the Agent and their advisors to visit and inspect the properties of the Borrower and the Unrestricted Subsidiaries during normal business hours, inspect and make extracts from and copies of its books and records pertaining to the Borrower's or any of the Unrestricted Subsidiaries' business and discuss with its principal officers the business, assets, liabilities, financial position, results of operations and business prospects of the Borrower.

15.7   MAINTENANCE OF RATIOS

       With respect to the Borrower, maintain at all times, on a consolidated basis:

       15.7.1 a Senior Debt to EBITDA Ratio of no more than 3.75 : 1.00 up to and including September 29, 1999 and of 3.25 : 1.00 thereafter;

       15.7.2   a Fixed Charge Coverage Ratio of at least 2.00 : 1.00;

       15.7.3   a ratio of Senior Debt to Total Capitalization of no more than
                0.65 : 1.00 up to and including September 29, 1999 and of no more than 0.60 : 1.00 thereafter.

15.8   PAYMENT OF LEGAL AND OTHER FEES AND DISBURSEMENTS

       Pay upon demand all reasonable legal, notarial and professional fees and disbursements or any out of pocket costs and expenses incurred from time to time by the Agent on behalf of the Lenders in connection with the:

       15.8.1 the negotiation, preparation and delivery of the Commitment Letter, this Agreement, the Interlender Agreement, the Intercreditor Agreements, the Security Documents and all other documents accessory thereto or in implementation thereof as well as any amendment to be made from time to time to any of the foregoing;

       15.8.2   the registration, filing and renewal of the Security Documents;

       15.8.3 advice sought by the Agent in connection with the interpretation of this Agreement, the Interlender Agreement, the Intercreditor Agreements or the Security Documents or in connection with the exercise of any or all of their rights and remedies;

       15.8.4   the visits and inspections pursuant to Section 15.6;

       15.8.5 publicity relating to the Revolving Commitment made available to the Borrower by the Lenders pursuant to the terms and conditions of the Commitment Letter and the Credit Agreement, including, without limitation, the insertion of standard advertisements ("TOMBSTONES") in various financial publications and any other form of advertising;

       15.8.6 the conduct in Montreal (Qc) by the Agent's examiners of the pre-closing audit referred to in Section 4.1.13 and the semi-annual field audits for evaluating the Borrower's inventory and accounts receivable;

       15.8.7   the permitted assignments pursuant to Section 20.5; and

       15.8.8 the collection of any moneys due hereunder or under the Interlender Agreement, the Intercreditor Agreements or any of the Security Documents.

                the whole whether or not any advances are made under the terms hereof.

15.9   RENEWAL OF REGISTRATION

       Renew and keep renewing the registration and filing of financing statements registered or filed with respect to the Security Documents, no later than 180 days before the expiry date stipulated for the preservation of the Lien created under the terms of such documents and the perfection of the security interest created thereby and execute and deliver all other documents and do all other things which the Agent may require with respect to the Security Documents in order to maintain in full force and effect the validity and perfection of the security created thereunder.

15.10  TRANSACTIONS WITH AFFILIATES OF THE BORROWER

       Negotiate and conclude agreements or transactions to be entered into from time to time, as between the Borrower and any one or more of its Affiliates (other than an Unrestricted Subsidiary) on no less favourable terms than prevailing commercially reasonable market terms as between parties acting at arm's length with respect to similar agreements or transactions negotiated and concluded in similar circumstances and, as between the Borrower and any one or more Unrestricted Subsidiary in accordance with such terms may be prescribed from time to time by the Canadian taxation authorities for the purposes of their international transfer pricing policies.

15.11  LOCK BOX AGREEMENT

       Obtain an undertaking from Gildan Activewear SRL to maintain a Lockbox with the Agent at the Agent's branch situated in Chicago or any other branch which may be determined by the Agent from time to time, where all payments under all U.S. accounts receivable will be deposited and whereby standing irrevocable instructions will be given to wire the funds so deposited, daily to the Borrower's account in Montreal (Quebec).

15.12  FINANCIAL INFORMATION

       Deliver to the Agent:

       15.12.1 within 60 days after the last day of each quarter, the consolidated quarterly financial statements of the Borrower and the unconsolidated quarterly financial statements of the Borrower and of each Unrestricted Subsidiary and Guarantor Subsidiary and the certificate of the Vice-President Finance of the Borrower in form and substance substantially as set out in
                Schedule 15.12.1 setting forth all such amounts and values accompanied by all such information and calculations required to establish that the Borrower is in compliance with the financial ratios described and referred to under Section 15.7;

       15.12.2 within 25 days after the last day of each calendar month, a detailed list of the Borrower's inventory and aged accounts receivable accompanied by a certificate of the Vice-President Finance of the Borrower in form and substance substantially as set out in Schedule 15.12.2 showing the required calculations for the Borrowing Base and confirming compliance with the Credit Agreement;

       15.12.3  within 120 days after the end of each fiscal year of the
                Borrower: (i) the audited consolidated financial statements of the Borrower, (ii) the audited unconsolidated financial statements of the Borrower and Gildan Activewear SRL and (iii) the unaudited unconsolidated financial statements of all other Subsidiaries and related companies (if any), as at the end of such fiscal year, accompanied by a compliance certificate of the Vice-President Finance of the Borrower in form and substance substantially as set out in Schedule 15.12.3 confirming the absence of any default;

       15.12.4 on a semi-annual basis, access to its facilities in order to allow the Agent and its representatives to conduct audits on accounts receivable and inventory;

       15.12.5 within 120 days after the end of each fiscal year of the Borrower, the updated financial information referred to under subsection 4.1.7;

       15.12.6 within 120 days after the end of each fiscal year of the Borrower, an environmental report prepared by in-house engineers confirming the environmental status of all production facilities of the Borrower or of the Unrestricted Subsidiaries, accompanied by a certificate signed by the Vice-President Manufacturing, the whole to the satisfaction of the Agent;

       15.12.7 promptly upon each request, such other data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower and of the Unrestricted Subsidiaries as the Agent may reasonably request.

15.13  NOTICE OF LITIGATION AND OTHER MATTERS

       Furnish or cause to be furnished to the Agent, prompt notice of the following events after the Borrower has become aware thereof:

       15.13.1 the commencement of all proceedings (including any notices of infraction) and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against, or (to the extent known to the Borrower) in any other way relating adversely to the Borrower or to any Unrestricted Subsidiary or any of their properties, assets or businesses which, if adversely determined, could singly or when aggregated with all other such proceedings, investigations and actions have a Material Adverse Effect;

       15.13.2 the occurrence or the failure to occur of any event which would result in the occurrence of a Material Adverse Effect;

       15.13.3  the occurrence of any Default or Event of Default.

15.14  DISCLOSURE OF ENVIRONMENTAL MATTERS

       Without limiting the generality of the covenant set forth under Section 15.13:

       15.14.1 the Borrower shall immediately notify the Agent of any Release of a Contaminant or of the discovery of the presence of a Contaminant at, upon, under, over, within, with respect to or emanating from its property or from the property of any Unrestricted Subsidiary;

       15.14.2 the Borrower shall immediately forward to the Agent, copies of all orders, notices or permits from environmental authorities and copies of all technical reports prepared by or on behalf of the Borrower (or of an Unrestricted Subsidiary) in connection with the environmental status of its (their) property and of its (their) activities or operations.

       15.14.3 promptly upon the written request of the Agent, acting in accordance with the instructions of the Majority Lenders, the Borrower shall provide the Agent, at the Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental consultant approved by the Agent, to assess with a reasonable degree of certainty the Release of any Contaminant and the potential costs in connection with abatement, clean-up or removal of such Contaminant on, under, upon, over, at, within, or with respect to its property or the property of any Unrestricted Subsidiary and/or the material conformity with Environmental Laws of the activities or operations of the Borrower or of Unrestricted Subsidiaries.

15.15  YEAR 2000 COMPLIANCE

       Take appropriate and reasonable steps to ensure that its computer software, hardware and other products incorporating embedded software or microcode, used in carrying on business are (i) designed to be used for the year 2000 without error relating to date, data and shall operate transparently to the user and (ii) capable of recognizing and accurately treating and handling dates subsequent to December 31, 1999 as well as all data associated to such dates.

       On June 30, 1999 deliver to the Agent a progress report stating the progress made by the Borrower in its effort to comply with the foregoing problem and, by October 29, 1999, a progress report confirming that as at October 3, 1999 all essential systems are Y2K compliant.

       On January 31, deliver to the Agent a report stating any incident or unresolved problem associated to the recognition and the treatment and handling of dates subsequent to December 31, 1999 by any computer software, hardware and other products incorporating embedded software or micro code used in carrying on business.

16.    NEGATIVE COVENANTS

       So long as the Revolving Loans or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and without the prior written consent of the Agent, which consent shall not be unreasonably withheld, acting in accordance with the instructions of the Majority Lenders, the Borrower covenants and agrees that it will not do any of the following:


16.1   CONSOLIDATION, AMALGAMATION, MERGER, ETC.


       Consolidate, amalgamate or merge with or wind-up into any other corporation. The Lenders are aware that the Borrower will submit a request for consent in connection with the proposed merger between Harco Holdings Ltd. and the Borrower. Upon reception of particulars, the Lenders shall consider such proposal.


16.2   CHANGE OF CONTROL


       Effect, agree to or permit any change to its controlling ownership as it exists on the date hereof without giving a prior notice of such change to the Agent it being understood that a change to its controlling ownership means that the combined aggregate shares held directly or indirectly by Greg Chamandy and Glenn Chamandy would not be sufficient to maintain the controlling ownership of the Borrower.


16.3   INDEBTEDNESS


       Incur, create, assume or suffer to exist, on a consolidated basis, any Indebtedness other than (i) Indebtedness incurred in the ordinary course of business and for the purpose of carrying on same, representing the deferred purchase price of property or services; (ii) Indebtedness of the Borrower under derivative instruments contracted with a Lender and entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Unrestricted Subsidiary is exposed to in the conduct of its business or the management of its liabilities and not for speculative purposes;
(iii) Indebtedness under the Revolving Credit Facility; (iv) Purchase Money Obligations and other forms of debt for borrowed money incurred to finance permitted capital expenditures; (v) operating leases; vi) corporate guarantees by the Borrower or an Unrestricted Subsidiary in support of permitted indebtedness of an Unrestricted Subsidiary or the Borrower; (vii) Sale and Leaseback Transaction or (viii) Subordinated Debt.


16.4   SALE OF ASSETS


       On a consolidated basis, sell, alienate, lease or otherwise dispose of the whole or any part of its assets or properties other than (i) inventory and obsolete equipment in the ordinary course of its business and for the purpose of carrying on the same, (ii) annually, such assets or properties, the net book value of which does not exceed an amount equal to 10% of the aggregate consolidated net book value of the total fixed assets of the Borrower and
(iii) accounts receivable for a discounted amount not to exceed an amount equal to US$20,000,000.


16.5   ADVANCES, REVOLVING LOANS AND INVESTMENTS

       Except as permitted under Section 16.6, directly or indirectly (including through any one or more subsidiaries) but except in favour of an Unrestricted Subsidiary or subject to an aggregate maximum amount equal to 10% of the aggregate consolidated net book value of the total assets of the Borrower, in favor of a Guarantor Subsidiary, on a consolidated basis: (i) make any loan, advance, extension of credit (excluding terms of credit granted to third parties in the normal course of business) or advances to third parties in an aggregate amount not to exceed Cdn $2,000,000 in the form of down payments under services contracts reasonably acceptable to Agent; (ii) make any capital contribution or investment to or in any person; or (iii) except in connection with the proposed acquisition of all the issued and outstanding shares in the capital stock of Sula Textiles S.A. de C.V. and Winners Manufacturing, S.A. for an aggregate purchase price of approximately Cdn $4,000,000, purchase or otherwise acquire for a consideration any evidence of indebtedness, capital stock, partnership units or other securities of any person (except short-term certificates of deposit of financial institutions and readily marketable money market securities) in excess of Cdn 5,000,000 per fiscal year, subject to an aggregate limit of Cdn $10,000,000;


16.6   LOANS AND GUARANTEES


       Make any loans to or give guarantees with respect to the obligations of any Subsidiary or Affiliate or any one of its or their respective officers or directors in excess of an aggregate amount of Cdn $3,000,000 annually, except for those set forth in Schedule 16.6;


16.7   LIENS


       Save only for Permitted Encumbrances, create, incur, assume or suffer to exist any Lien or other charge or encumbrance upon or in respect of any of its present or future assets or properties, other than (i) Liens created under the Security Documents, (ii) Liens securing Purchase Money Obligations within the limits set forth under Section 16.3 (iii) the Liens existing as of the date of execution of this Agreement and listed in Schedule 16.7, (iv) and the Liens specifically authorized by the Agent and the Lenders.


16.8   CHANGE IN BUSINESS


       Effect any material change in the nature of its business or reevaluation of assets for accounting purposes.


16.9   DIVIDENDS


       Declare or pay dividends, redeem shares or return capital to its shareholders in cash or by delivery of other property (a "DISTRIBUTION") if at the time of such Distribution a Default or Event of Default exists or results as a consequence thereof.


16.10  CAPITAL EXPENDITURES


       For the fiscal year ending in October 1999, undertake or incur, on a consolidated basis, capital expenditures in excess of an aggregate amount of Cdn $25,600,000. For any fiscal year thereafter, undertake or incur capital expenditures in excess of the amounts forecasted in the Borrower's budget which shall be revised and approved by the Lenders on an annual basis.


16.11  SUBORDINATION OF DEBT


       Save as otherwise specifically permitted by the Lenders under the terms of an agreement entered into between the Lenders, the Agent, the Borrower and the subordinated creditor, pay or repay any portion of any Subordinated Debt (on account of principal, interest, fees or costs) or set aside any funds or property for any of the foregoing purposes.


16.12  CONSULTING FEES TO AFFILIATES


       Pay or undertake to pay any management or consulting fees to any Affiliate (other than an Unrestricted Subsidiary) of the Borrower.


16.13  CHANGE OF YEAR END


       Change its fiscal year-end or the fiscal year-end of any Unrestricted Subsidiary.


16.14  CREATION OF SUBSIDIARIES


       Create or incorporate any corporation or limited partnership which would constitute a Subsidiary of the Borrower or acquire the shares or other ownership units of any corporation or limited partnership which would, following such acquisition, become a Subsidiary of the Borrower.


16.15  DERIVATIVE INSTRUMENTS


       Enter into any Derivative Instrument for purposes other than for hedging and risk management.


16.16  REORGANIZATION


       Proceed with the proposed Reorganization unless each of the following conditions precedent are met to the satisfaction of the Agent and its legal counsel:


       16.16.1 the Borrower shall have given to the Agent not less than 10 Business Days' prior written notice of its intention to proceed with the Reorganization;


       16.16.2 each of Gildan Activewear SRL, Gildan Activewear Barbados Inc. and Gildan Activewear (BVI) Inc. shall have executed and delivered all of the Security Documents referred to under
                Section 13.6 which were not delivered pursuant to subsection 4.1.1;


       16.16.3 the Borrower shall have attended to the due publication of such forms and the due registration or filing of any financing statement registrations required under all applicable Laws with respect to the Security Documents referred to under subsection 16.16.2;

       16.16.4 the Borrower shall have delivered to the Agent and its legal counsel, in form and substance satisfactory to them, a copy of the closing agenda relating to the Reorganization and of all documents and contracts pertaining to the Reorganization and each transaction contemplated in the structure of transactions set forth under Schedule 16.16.4 including all disclosures, schedules and exhibits thereto (the "REORGANIZATION DOCUMENTS");


       16.16.5 the Borrower shall have delivered to the Agent and its legal counsel, in form and substance satisfactory to them, the opinions of Hart, Saint-Pierre and each of the Borrower's U.S. and Barbados counsel addressed to the Lenders, the Agent and Desjardins Ducharme Stein Monast, dated the effective date of the Reorganization covering such matters incident to the Reorganization as the Lenders may reasonably request;


       16.16.6 the Agent shall have received a copy of all material contracts to which the Borrower or any of the Unrestricted Subsidiaries is a party including, without limitation any agreement which will permit the Agent and the Lenders to keep track of the circulation of goods and the flow funds;


       16.16.7 the Agent shall have received a certified copy of the Lock Box Agreement;


       16.16.8 with respect to the Unrestricted Subsidiaries that are delivering the Security Documents referred to under subsection 16.16.2, the Borrower shall have delivered to the Agent the documents and opinions referred to under subsections 4.1.3.7, 4.1.3.8, 4.1.3.9 and 4.1.18;


       16.16.9 the Borrower shall have delivered to the Agent a certificate from an Officer of the Borrower to the effect that no Material Adverse Effect has occurred or is likely to occur as determined on the date of such certificate;


       16.16.10 the Agent shall have confirmed in writing that it is satisfied that all of the conditions precedent set forth under this section have been complied with.


17.    EVENTS OF DEFAULT AND REALIZATION


17.1   EVENTS OF DEFAULT


       The occurrence of any of the following events during the term of this Agreement shall constitute an event of default (herein referred to as an "Event of Default"):


       17.1.1 should the Borrower fail to make, as and when same are due, any payment of principal, or any payment of interest, fees or related costs with respect to the Revolving Loans; or


       17.1.2 should the Borrower or any Unrestricted Subsidiary, as the case may be, default in the performance or fulfillment of any of its obligations under Article 16 or under Section 15.7; or


       17.1.3 should the Borrower or any Unrestricted Subsidiary default in the performance or fulfillment of any other obligation or covenant hereunder, or any other obligation or covenant under any one of the Interlender Agreement, the Intercreditor Agreements or the Security Documents, under any Derivative Instruments or under any other covenant assumed by the Borrower or any Unrestricted Subsidiary in relation to the Revolving Loans or the Revolving Credit Facility and such default is not remedied within 10 days following the issuance by the Lenders of a notice thereof, (provided however that if the Borrower shall have diligently taken steps to correct such default within the said 10 days following such notice, the same shall not constitute an Event of Default for so long as the Borrower or any Unrestricted Subsidiary is continuing to take such steps to correct such default and provided however that such default is fully cured within 20 days following the issuance by the Lenders of said notice); or


       17.1.5 should any Guarantor default under any of its obligations under the Guarantee and Subordination Agreement or should the guarantee provided for thereunder cease to be applicable or valid with respect to any portion of the Guaranteed Obligations (within the meaning set forth under the Guarantee and Subordination Agreement) or with respect to any future advances under the Commitment;


       17.1.6 should the Borrower use the proceeds of any advances for purposes not permitted hereunder;


       17.1.7 should the Borrower or any Unrestricted Subsidiary make an assignment for the benefit of creditors, or file or consent to the filing of a petition in bankruptcy, a proposal or a notice of intention under the Bankruptcy and Insolvency Act (Canada) or any other equivalent Law of any jurisdiction, or be adjudicated insolvent or bankrupt, or petition or apply to any tribunal for any receiver, trustee, coordinator, liquidator or sequestrator of, or for any substantial part of its property (collectively the "Proceedings") or the Borrower or any Unrestricted Subsidiary commences any such Proceedings; or should there be commenced against the Borrower or any Unrestricted Subsidiary any such Proceedings relating to it or its property or any substantial portion thereof under any reorganization, arrangement or readjustment, composition or liquidation Law of any jurisdiction which Proceeding remains undismissed for a period of 30 days; or should any receiver, trustee, coordinator, liquidator or sequestrator of, or for the Borrower, any Unrestricted Subsidiary or any substantial portion of their property be appointed or should the Borrower or any Unrestricted Subsidiary consent to or approve or accept any Proceeding or the appointment of any receiver, trustee, coordinator, liquidator or sequestrator of, or for the Borrower, any Unrestricted Subsidiary or any substantial portion of their Property; or


       17.1.8 should any statement, certificate, representation or warranty which has been made by or on behalf of the Borrower or any of the Unrestricted Subsidiaries to the Lenders in or pursuant to this Agreement or any of the Security Documents prove at any time to be either incorrect or substantially inaccurate with respect to a material aspect; or


       17.1.9 should any interest of the Borrower or of any Unrestricted Subsidiary in any of their assets or property be sold or foreclosed by any creditor or encumbrancer or any Person acting under legal process, or should any Person take possession, or assume control through distress or legal process, of the property and assets of the Borrower or of any Unrestricted Subsidiary or any part thereof and which would, singly or in the aggregate, have a Material Adverse Effect; or


       17.1.10 should the Borrower or any of the Unrestricted Subsidiaries, as the case may be, default with respect to any of its Indebtedness (other than the Indebtedness of the Borrower hereunder), the amount of which exceeds, singly or in the aggregate, Cdn $1,000,000; or

       17.1.11 should there occur a change of control of the Borrower as described in Section 16.2 or should any Unrestricted Subsidiary or Guarantor Subsidiary ceases to be a, direct or indirect, wholly-owned Subsidiary of the Borrower without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders), which consent shall not be unreasonably withheld or delayed; or

       17.1.12 should the Borrower or an Unrestricted Subsidiary have received any notice of infraction or should there be any action, suit or proceeding pending or threatened against the Borrower or any Unrestricted Subsidiary or their properties in any court or before any arbitrator of any kind or before or by any governmental body, which, if adversely determined, would, singly or in the aggregate, have a Material Adverse Effect; or

       17.1.13 should there be any material adverse change in the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower on a consolidated basis, or should any event occur or fail to occur which would, singly or in the aggregate, have a Material Adverse Effect;

       17.1.14 should a Derivative Instrument entered into between the Borrower and any financial or brokerage institution be terminated prior to its scheduled maturity as the result of the Borrower's inability to meet its obligations in respect thereof;

       17.1.15 should (i) any Person engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, exist with respect to any Plan or any Lien in favour of the PBGC or a Plan arise on the assets of the Borrower or of any of the Guarantors or any Commonly Controlled Entity, (iii) a Reportable Event occur with respect to, or proceedings commence to have a trustee appointed, or a trustee be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan terminate for purposes of Title IV of ERISA, (v) the Borrower or any of the Unrestricted Subsidiaries or any Commonly Controlled Entity, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of Section 4245 of ERISA) or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in such Obligor's or any Commonly Controlled Entity's becoming responsible for any liability in respect of a Former Plan, or
                (vii) any other event or condition occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such event or condition, if any, could result in liability which could reasonably be expected to have a Material Adverse Effect;

       17.1.16 should the Borrower fail to complete the Reorganization by June 1, 1999.

17.2   REMEDIES

       17.2.1   Upon the occurrence of an Event of Default:

       17.2.1.1 the Agent, acting in accordance with the instructions of the Majority Lenders, may terminate the Revolving Period and demand the immediate payment of all or part of the amounts owing to the Lenders hereunder, in principal, interest, fees and related costs as well as the immediate payment of the face amount of all outstanding Banker's Acceptances and Letters of Guarantee;

       17.2.1.2 the Lenders and/or the Agent, acting in accordance with the instructions of the Majority Lenders, may exercise any and all of the Lenders rights and recourses under this Agreement and the Security Documents;

       17.2.2 Notwithstanding the provisions set forth above in subsection 17.2.1, upon the occurrence of an Event of Default specified in subsection 17.1.6, the Revolving Period shall forthwith terminate and all amounts specified in subsection 17.2.1.1 shall thereupon and concurrently therewith become due and payable, all without any action by the Agent or the Lenders and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Security Documents to the contrary notwithstanding.

17.3   PROCEEDS OF REALIZATION

      The proceeds of realization under any of the Security Documents or any credit or compensating balances of the Borrower held by any Lender shall be applied as set forth under the Interlender Agreement.

17.4   COMPENSATION AND SET-OFF

      In addition to any right now or hereafter granted under Law and not by way of limitation of any such right, upon the occurrence of a Default or an Event of Default, the Lenders are hereby authorized by the Borrower, at any time, without notice to the Borrower or to any other Person other than as is required by Law, any such notice being hereby expressly waived, to effect compensation, to set-off and to appropriate and to apply any and all deposits, whether matured or unmatured, and any other indebtedness at any time held or owing by the Lenders to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lenders under this Agreement. Such compensation and set-off may be effected irrespective of whether or not the Agent or the Lenders shall have made any demand hereunder or shall have declared the amounts of the Revolving Loans to be due and payable as permitted hereunder and although any of the said obligations and liabilities shall be contingent or unmatured.

17.5   DEALING WITH THE BORROWER

      The Agent may grant extensions of time and other indulgences, take or abstain from taking or give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower as it may see fit, without prejudice to the liability of the Borrower or to the rights of the Lenders hereunder.

18.    INCREASED COSTS AND INDEMNITY

18.1   INDEMNIFICATION

      If a law, regulation, directive or policy generally applicable to financial institutions, emanating from an administrative authority or other institution, or to which a Lender is held to have subscribed voluntarily or the creation of a tax other than on such Lender's income or a decision of a competent court has the effect (i) of increasing for such Lender the cost of Letters of Guarantee, Libor Advances, Banker's Acceptances or Derivative Instruments or of making any advance or maintaining any amounts outstanding under the Revolving Credit Facility or (ii) of reducing the revenue or return accruing to it from such advances, letters, acceptances or instruments, or
(iii) of increasing the cost incurred by it for the unused portion of the Revolving Credit Facility or (iv) of imposing the payment or collection of a tax in connection with the Revolving Credit Facility or Derivative Instruments, the Agent may send to the Borrower a notice, indicating the amount of such additional cost or of such reduction of revenue or return, as well as the cause thereof; such notice is prima facie evidence of the amount of such additional cost or of such reduction of revenue or return and the Borrower shall, within two (2) Business Days following receipt of such notice, pay such amount to such Lender as will, on an after-tax basis, compensate such Lender for such additional cost or such reduction of revenue or return.

      Furthermore, the Borrower shall at all times protect, indemnify and hold harmless the Lenders, the Agent and each of their respective affiliates, directors, officers, agents and employees (collectively, the "INDEMNIFIED PARTIES") from and against any losses, claims, damages, liabilities or other expenses which arise out of or in connection with the Revolving Credit Facility, the Commitment Letter or the credit documentation, including those which may arise from or in connection with any action, suit or proceeding (whether or not any Indemnified Parties is a party or is subject thereto).

18.2   REIMBURSEMENT OF LOSSES

     Whenever any Lender shall sustain or incur any losses in connection with:

       18.2.1 the failure of the Borrower to borrow pursuant to a draw down notice (whether by reason of the Borrower's determination not to proceed, the non-fulfillment of any of the conditions set forth in this Agreement or for any other reason attributable to the Borrower); or

       18.2.2 the declaration by the Agent or the Lenders following the occurrence of an Event of Default, that the Revolving Loans are immediately due and payable;

       18.2.3 the conversion or repayment of the whole or a part of any Libor Advances or of any amount outstanding by way of Banker's Acceptances on any day other than their stated date of maturity for any reason whatsoever including a change in circumstances specified in Section 6.5;

       18.2.4 the failure to pay principal, interest, fees or any other amount under this Agreement when due (whether at maturity, by reason of acceleration or otherwise); or

       18.2.5 the failure to follow through with a conversion notice duly delivered to the Agent due to the existence of a Default or Event of Default on the relevant Conversion Date;

      The Borrower agrees to pay the Lenders, upon demand, an amount certified by the Lenders to be sufficient to compensate them for all such losses. The obligations of the Borrower with respect to this Section shall survive the repayment of the Revolving Loans. Furthermore, the Borrower shall at all times indemnify and hold harmless the Lenders and the Agent against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses, of any nature whatsoever suffered or incurred by them or any one thereof, in connection with any of the events described above in subsections 18.2.1 through 18.2.5.

19.    ENVIRONMENTAL INDEMNITY

19.1   INDEMNITY

      The Borrower shall at all times protect, indemnify and hold harmless the Lenders, the Agent and their directors, officers, employees and agents (for the purpose of this Article, the "Lenders-Indemnified Parties") against and from (and pay the full amount of) any and all liabilities, claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever (for the purposes of this Article, collectively the "Losses") suffered or incurred by the Lenders-Indemnified Parties, whether as secured party under any of the Security Documents, as hypothecary creditor or mortgagee in possession, or as successor-in-interest to the Borrower by foreclosure deed, deed of taking of possession or deed in lieu of foreclosure or taking of possession, or by any other means relating to the Borrower, under or on account of the Environmental Laws, including the assertion of any Lien thereunder other than a Permitted Encumbrance, with respect to:

       19.1.1 the Release of any Contaminant on, from or upon any property of the Borrower or any Unrestricted Subsidiary or any part thereof or the presence of any Contaminant affecting the property of the Borrower or of any Unrestricted Subsidiary or any part thereof;

       19.1.2 any costs of removal or remedial action incurred by any federal, provincial, state, municipal, local or other government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred in relation with the property of the Borrower or any Unrestricted Subsidiary or any part thereof or the operations and activities of the Borrower or any Unrestricted Subsidiary pertaining to its business; and/or

       19.1.3 liability for personal injury or property damage arising under any statutory or civil law, private nuisance or for the carrying on of an Environmental Activity at, near, or with respect to the property of the Borrower or of any Unrestricted Subsidiary;

       the Borrower's obligations under this Section shall arise upon the Release of a Contaminant or the discovery of the presence of any Contaminant, whether or not any federal agency or any provincial, state, municipal or local environmental agency has taken or threatened any action in connection with the Release or presence of any Contaminant on, from or upon the property of the Borrower or of any Unrestricted Subsidiary or any part thereof.


19.2   RIGHTS OF THE LENDERS TO ACT


       Following the Release of a Contaminant, or in the event of the presence of any Contaminant affecting or relating to any part of the property of the Borrower or of any Unrestricted Subsidiary which would have a Material Adverse Effect, and/or the failure to comply with any of the requirements of any applicable Environmental Law in respect to the activities of the Borrower or the Unrestricted Subsidiaries, the non-compliance with which would have a Material Adverse Effect, should the Borrower or any Unrestricted Subsidiary fail to abide and comply with any final and binding order, judgment or instruction issued or given by any court and/or competent environmental authority pursuant to any applicable Environmental Law and fail to diligently and in good faith contest such order, judgment or instruction within the time period prescribed in any applicable Environmental Law, the Agent, acting in accordance with the instructions of the Majority Lenders, may give written instructions to the Borrower or any Unrestricted Subsidiary to cause the work required by such order, judgment or instruction to be performed at the property of the Borrower and/or take any and all other actions as the Agent shall deem necessary or advisable in order to cure the Borrower's or any Unrestricted Subsidiary's non-compliance. Should the Borrower or any Unrestricted Subsidiary fail to diligently commence the implementation of the Agent's instructions within ten
(10) Business Days following the receipt by the Borrower or any Unrestricted Subsidiary of said written instructions, the Agent, acting in accordance with the instructions of the Majority Lenders, may, at their election, but without the obligation to do so, cause to be performed or perform such work and/or actions itself. Any amounts expended by the Agent in any of the foregoing activities, shall be repayable by the Borrower or the Unrestricted Subsidiaries upon the demand of the Agent and shall bear interest on a Prime Rate Basis applicable to the Revolving Credit Facility and shall form part of the Obligations.


19.3   ACKNOWLEDGEMENT FROM THE BORROWER


       The Borrower acknowledges that the Lenders have agreed to enter into this Agreement in reliance upon the Borrower's representations, warranties, and covenants. For this reason, it is the intention of the Borrower and the Lenders that the Borrower shall be personally liable for any liability or Indebtedness arising under this Article. All covenants and indemnities under this Article shall survive the repayment of the Revolving Loans indefinitely and shall survive the transfer of any or all right, title and interest in and to any part of the Charged Property by the Borrower to any party, whether or not affiliated with the Borrower.


20.    MISCELLANEOUS

20.1   NOTICES


       Except as otherwise specified herein, all notices requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, when delivered to such party (by certified mail, postage prepaid, or by telegraph, telex, telecopier or hand delivery) at its address and attention set forth with its signature below, or at such other address as any of the parties hereto may hereafter notify the others in writing. No other method of giving notice is hereby precluded.


20.2   AMENDMENTS AND WAIVERS


       The rights and remedies of the Lenders under this Agreement and the Security Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have and no failure or delay by the Agent or the Lenders in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. Subject to the provisions set forth below with respect to amendments only, any term, covenant, agreement or condition contained in this Agreement or the Security Documents may be amended with the consent of the Agent, acting in accordance with the instructions of the Majority Lenders, and the Borrower and such amendment shall be binding upon all of the parties hereto and thereto, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Agent, acting in accordance with the instructions of the Majority Lenders, and such waiver shall be binding upon all of the Lenders. Without the prior unanimous written consent of the Lenders, no amendment shall:


       20.2.1 affect the maximum amount of the Revolving Credit Facility set forth under Section 2.1 or of the Commitment of any Lender, save and except with respect to any modification to the Commitment of any Lender resulting from the operation of the provisions of
                Section 20.5, in which case, only the consent of the parties involved in such operation shall be required to effect such modification;


       20.2.2 alter the agreed time for the payment of the principal of or interest on the Revolving Loans or the amount of principal thereof or reduce the rate of interest thereon;


       20.2.3 permit any subordination of the principal of or interest of any Revolving Loans;

       20.2.4   reduce the amount of any fees to be paid to any Lender;

       20.2.5 be made to the definition of the expression "Majority Lenders" in Schedule 1.1;

       20.2.6   be made to the provisions of any of the Security Documents;

       20.2.7 release or permit the release of the whole or any part of the Liens created under the Security Documents provided however that where the Borrower makes a sale, alienation, assignment, lease or other disposition of any asset affected by a Lien, to the extent permitted under the Security Documents, and requests the

                Agent to release the Liens created under the Security Documents on the property so disposed of, the Agent shall be permitted to grant such release without the prior written consent of the Lenders or the Majority Lenders, or where, for the purposes of accelerating the process of realization on the assets of the Borrower subject to the Liens created under the Security Documents, the Agent, acting in accordance with the instructions of the Majority Lenders, determines that it is necessary or useful to grant a release with respect to such Liens affecting the assets which are subject to such process of realization, the Agent shall be authorized to grant such release with the consent only of the Majority Lenders;

      20.2.9 be made to the definition of the expression "Revolving Period" in Schedule 1.1; and

      20.2.10   be made to the provisions of this Section 20.2;

      Nothing contained in this Agreement, the Interlender Agreement, or the Security Documents including, without limitation, the specific reference to Lenders in certain provisions and to Majority Lenders in other provisions, should be construed or interpreted as in any way limiting or restricting the generality of the provisions of this Section. The parties hereto acknowledge and agree that any waiver referred to in this Section, once issued by the Agent to the Borrower in writing, for and on behalf of the Majority Lenders (or, in connection with the elements described in subsections 20.2.1 to 20.2.9, for and on behalf of all the Lenders), shall be binding upon all the parties hereto.

20.3  CALCULATIONS

      In the absence of manifest error, any calculation or determination to be made by the Agent or the Lenders under this Agreement or any of the Security Documents, when made, shall be conclusive and shall constitute prima facie evidence for all of the parties hereto.

20.4  ASSIGNMENTS BY THE BORROWER

      The rights of the Borrower hereunder are declared to be purely personal and may therefore not be assigned or transferred, nor can the Borrower assign or transfer any of its obligations, any such assignment being null and void insofar as the Lenders are concerned and rendering any balance then outstanding of the Revolving Loans immediately due and payable at the option of the Lenders, and relieving the Lenders from the obligation of making any or any further advances hereunder.

20.5  ASSIGNMENTS BY THE LENDERS

      Each of the Lenders may grant participations in, and sell, assign, transfer or otherwise dispose of, all or any portion of the Revolving Loans and the equivalent portion of its Commitment under the Revolving Credit Facility and other obligations of such Lender under this Agreement to any financial institution approved by the Borrower (which approval shall not be unreasonably withheld or required where a Default or an Event of Default has occurred and is continuing at the time of such assignment, transfer or disposal) which is not a non-resident of Canada, within the meaning of the INCOME TAX ACT (Canada). Each such disposition shall be effective upon the execution of an instrument, in form and substance satisfactory to the Agent, by the transferee, the transferor, the Borrower and the Agent and the delivery of such instrument to the Borrower and the Agent in such capacity. The Borrower hereby covenants and agrees not to unreasonably withhold its execution of the aforesaid instrument.

       Upon such execution and delivery, the Lender shall be released from its Commitments and other obligations hereunder to the extent of such disposition and such transferee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, the Interlender Agreement, the Intercreditor Agreements and the Security Documents and shall be entitled to the benefit of the provisions hereof and thereof, to the same extent, as if it were an original party hereto and thereto, and no further consent or action by the Borrower or the Lender shall be required.

       Without in any way limiting the generality of any of the foregoing, the Borrower shall, at the request of the Agent execute and deliver to the Agent or to the party or parties as the Agent may designate any and all further instruments, use its best efforts to obtain any and all further authorizations or approvals, and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to such disposition.

       The Borrower does hereby authorize the assigning Lender to provide any serious prospective assignees, on a confidential basis, with all financial information and documents made available to such Lender by the Borrower, from time to time.

20.6   JUDGMENT CURRENCY

       If for the purpose of obtaining or enforcing judgment, it is necessary to convert an amount due hereunder into Canadian Dollars, the rate of exchange applied shall be that quoted by the Bank of Canada as the noon mid-market spot rate for conversion of the original currency into Canadian Dollars on the Business Day on which judgment is given.

       If a fluctuation occurs in the exchange rate between the Business Day prior to the date of judgment and the date of payment, the Borrower shall pay on demand or, as the case may be, shall deduct from payment, the sum, if any, necessary so that the sum paid in Canadian Dollars shall be equal to the sum due in the other currency, after conversion at the spot rate quoted by the Bank of Canada at noon at the time of payment. Any obligation of the Borrower under this Section shall constitute a distinct debt and an obligation which is added to those resulting from the judgment which may have been rendered.

20.7   COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

20.8   SEVERABILITY

       Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.


20.9   REPLACEMENT OF COMMITMENT LETTER


       The present Agreement replaces and supersedes the Commitment Letter and all other verbal or oral agreements, understandings and undertakings between the Lenders or any one thereof, and the Borrower relating to the Revolving Credit Facility.


20.10  INCONSISTENCY WITH SECURITY DOCUMENTS


       Unless otherwise herein provided, to the extent that any provision of this Agreement is inconsistent with the provisions of the Interlender Agreement or of any of the Security Documents, the provisions of this Agreement shall prevail.


20.11  OBLIGATION TO PAY ABSOLUTE


       The obligations of the Borrower to make payments on the Revolving Loans as and when provided in this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances without any right of compensation or set-off and notwithstanding any defense, right of action or claim of any nature whatsoever which the Borrower may at any time have or have had against the Lender, whether in connection with this Agreement or otherwise.


20.12  FORMAL DATE


       For the purpose of convenience, this Agreement may be referred to as bearing formal date of March 31, 1999 irrespective of the actual date of its execution.


20.13  ENGLISH LANGUAGE


       The parties hereto have expressly required that this Agreement and all deeds, documents and notices relating thereto be drafted in the English language. Les parties aux presentes ont expressement exige que la presente convention et tous les autres contrats, documents ou avis qui y sont afferents soient rediges en langue anglaise.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date and in the place first hereinabove mentioned.

                                     GILDAN ACTIVEWEAR INC.




                                     per:




                                     per:


                       Address:      725 Montee de Liesse
                                     Montreal, Quebec
                                     H4T 1P5

       To the attention of the:      President

                    Telecopier:      (514) 738-2269


                                     NATIONAL BANK OF CANADA,
                                     in its capacity as Lender




                                     per:




                                     per:

                        Address:      Corporate Banking
                                      1155 Metcalfe Street
                                      5th Floor
                                      Montreal, Quebec
                                      H3B 4S9

        To the attention of the:      Manager

                     Telecopier:      (514) 394-6073


                                      LAURENTIAN BANK OF CANADA, in its capacity as Lender




                                      per:




                                      per:


                        Address:      1981 McGill College Avenue
                                      Suite 1485
                                      Montreal, Quebec
                                      H3A 3K3

        To the attention of the:      Principal Manager

                     Telecopier:      (514) 284-4551


                                      BANCA COMMERCIALE ITALIANA OF CANADA, in its capacity as Lender per:




                                      per:


                        Address:      888 Sherbrooke Street West
                                      Montreal, Quebec
                                      H3A 1G3

        To the attention of the:      Vice-President

                        Telecopier:      (514) 284-1860


                                         CAISSE CENTRALE DESJARDINS DU QUEBEC,
                                         in its capacity as Lender




                                         per:




                                         per:


                           Address:      1 Complexe Desjardins
                                         Tour Sud, Suite 2822
                                         Montreal, Quebec
                                         H5B 1B3

           To the attention of the:      Manager

                        Telecopier:      (514) 281-7083

                               NATIONAL BANK OF CANADA, in its capacity as Agent




                               per:




                               per:


                 Address:      Syndication Department
                               1155 Metcalfe Street
                               Montreal, Quebec
                               H3B 4S9

 To the attention of the:      Manager

              Telecopier:      (514) 394-4240

                                  SCHEDULE "A"


                                THE COMMITMENTS
                                ---------------

               LENDER                                         COMMITMENT

      NATIONAL BANK OF CANADA                               Cdn $50,000,000

     LAURENTIAN BANK OF CANADA                              Cdn $20,000,000

BANCA COMMERCIALE ITALIANA OF CANADA                        Cdn $10,000,000

CAISSE CENTRALE DESJARDINS DU QUEBEC                        Cdn $10,000,000

               TOTAL                                        Cdn $90,000,000

                                  SCHEDULE 1.1

                                  DEFINITIONS

     "AFFILIATE" means a body corporate which is an affiliate within the meaning given to such term as of the date hereof in the CANADA BUSINESS CORPORATIONS ACT as well as a partnership or limited partnership that would be deemed, because of the way the shares of its capital stock are held, to be an affiliate within the meaning of said act if it were a corporation governed by said act ;

     "AGENT" means National Bank of Canada, in its capacity as Agent for the Lenders for the purposes of this Agreement, the Interlender Agreement, the Security documents and the Intercreditor Agreements and includes any successor to National Bank of Canada in such capacity;

     "APPROVALS" shall have the meaning ascribed to it in Section 14.12;

     "BA CDOR RATE" means, for any day, the average rate for banker's acceptances denominated in Canadian Dollars having a maturity of 1 month which appears on the Reuters Screen CDOR page as of 10:00 a.m., Montreal time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If for any such Business Day such rate does not appear on such CDOR page, "BA CDOR Rate" shall mean, for such Business Day, the discount rate (expressed as an annual percentage, rounded to the nearest fifth decimal point) charged by money market jobbers for non-interest bearing bills of exchange accepted by National Bank of Canada, having a maturity of 30 days and for a nominal amount approximately equal to the aggregate principal amount outstanding under the Revolving Credit Facility, in Canadian Dollars and in respect to which interest is calculated on a Prime Rate Basis;

     "BANK ACT DOCUMENTS" is the collective reference to the documents referred to in Section 13.3, as same may be amended, supplemented or restated from time to time;

     "BANKER'S ACCEPTANCE" means (i) the standard form of term bill of exchange used by each of the Lenders on which the Borrower has drawn and which is accepted by such Lender; (ii) Discount Note, in all cases denominated in Canadian Dollars or (iii) a depositary bill pursuant to the DEPOSITARY BILLS AND NOTES ACT;

     "BANKING DAY" means any Business Day which is also a day that is not a legal holiday or a day on which banking institutions are authorized by Law or by local proclamation to close in London, England;

     "BARBADOS UNRESTRICTED SUBSIDIARIES" means Gildan Activewear (Barbados) Inc. and Gildan Activewear SRL;

     "B OF A CREDIT AGREEMENT" refers to that certain Amended and Restated Loan Agreement, dated as of August 6, 1997, between Gildan Activewear Inc./Les V#tements de Sports Gildan Inc., as borrower, and Bank of America, as lender as same was amended, supplemented or restated from time to time;

     "BORROWER" means Gildan Activewear Inc., a legal person incorporated under the CANADA BUSINESS CORPORATIONS ACT, and includes any successor thereto;

     "BORROWER'S ACCOUNT" means either one of the Canadian Dollar account or U.S. Dollar account established on behalf of the Borrower by the Agent at the Branch of Account pursuant to Section 3.3;

     "BORROWING BASE" means, as at any time, as determined by the Agent, the amount resulting from the calculation referred to in Section 2.2 hereof;

     "BRANCH OF ACCOUNT" means the branch of the Agent located at 600 de La Gauchetiere Street West, Montreal, Province of Quebec, H3B 4L8, or such other office or branch of the Agent as the Agent may specify from time to time;

     "BUSINESS DAY" means any day excluding Saturday, Sunday and any other day which in Montreal, Canada, Toronto, Canada or New York (United States of America) is a legal holiday or a day on which the Lenders are authorized by Law or by local proclamation to close;

     "CANADIAN DOLLAR ACCOUNT" means the Canadian Dollar account established on behalf of the Borrower by the Agent at the Branch of Account pursuant to Section 3.3;

     "CANADIAN DOLLARS" and "CDN $" mean the lawful currency of Canada;

     "CDN PRIME RATE" means, for any day, a rate per annum equal to the greater of (i) the National Bank of Canada's Prime Rate in effect on such day and (ii) the BA CDOR Rate in effect on such day plus 1% per annum;

     "CHARGED PROPERTY" refers collectively to all of the property and assets of the Borrower (on a consolidated basis) which are subject to the Liens created by the Security Documents;

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time;

     "COMMITMENT" means the obligation of a Lender, with respect to the Revolving Credit Facility, to make such Revolving Credit Facility (up to the amount referred to in Schedule "A") available to the Borrower;

     "COMMITMENT LETTER" means that certain term sheet issued by National Bank of Canada, dated February 16, 1999;

     "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code; provided that for purposes of Section 4.19 (and, insofar as they apply to said Section, for purposes of the definitions of the terms used therein) the term "Commonly Controlled Entity" shall include any entity, whether or not incorporated, which, at any relevant time as to which the representations contained therein are made, was under common control with any Subsidiary of the Borrower within the meaning of Section 4001 of ERISA or was part of a group which included any Subsidiary of the Borrower and which was at the time treated as a single employer under Section 414(b) or 414 (c) of the Code;

     "CONTAMINANT" means, any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants as defined in any Environmental Law;

     "CONTROL" means control within the meaning given to such term as of the date hereof in the CANADA BUSINESS CORPORATIONS ACT;

     "CONVERSION DATE" means, as the case may be, the date as of which a currency conversion occurs or the date as of which any basis of calculating interest on the whole or any part of the Revolving Loans is converted into another or is continued on the same basis or the date as of which any part of the Revolving Loans is converted into or continued as a Banker's Acceptance or a Letter of Guarantee;

     "CORPORATE GUARANTEE" refers to the corporate guarantee executed and delivered by each of the Unrestricted Subsidiaries and Guarantor Subsidiaries pursuant to Article 13 hereof under the terms of which each of the Unrestricted Subsidiary and Guarantor Subsidiary solidarity and irrevocably guarantees the payment of the Obligations and "CORPORATE GUARANTEES" is the collective reference to such corporate guarantees;

     "DEFAULT" means any of the events specified in Section 17.1, the occurrence or failure to occur of which constitutes, or with the passage of time or the giving of notice or both, would constitute an Event of Default;

     "DERIVATIVE INSTRUMENTS" means documents executed with respect to a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions);

     "DISCOUNT" means if it is

     (i) a term bill of exchange or a depositary bill accepted by a bank: the difference between the face amount of such Banker's Acceptance and the price at which such Banker's Acceptance could be sold on the money market at the time of its issue, calculated on the basis of the formula referred to in Schedule 10.1; and

     (ii) a Discount Note: the average (rounded upwards, if necessary, to the nearest one hundredth) of the discounts applicable to the Banker's Acceptances accepted by each of the Lenders which is a bank and issued on the same day as such Discount Note;

     "DISCOUNT NOTE" means a note issued by the Borrower to a Lender which is not a bank, having a rate of return equivalent to the Discount;

     "DISQUALIFIED ACCOUNT DEBTOR" means any account debtor of the Borrower or of an Unrestricted Subsidiary with respect to which more than 50% of the total amount of accounts receivable (other than Insured Eligible Accounts Receivable) is owed to the Borrower or to an Unrestricted Subsidiary and remains outstanding and unpaid for more than 90 days;

     "EBITDA" means, for any given period, the net earnings before interest, income tax expense, depreciation and amortization, excluding therefrom any non-cash expense (including in the form of unrealized foreign exchange gains and losses);

     "ELIGIBLE INVENTORY" means all of the inventory of the Borrower (on a consolidated basis) located in Canada, the United States of America and Barbados, (valued at the lower of cost, determined using the first-in-first-out method, replacement cost and net realizable value, but in no event valued at greater than fair market value), which consists of raw materials (which shall include all yarn, greige goods and dyed fabrics), and finished goods inventory (but in no event work in process including piece-cut goods), which are subject to the Liens created by the Security Documents, excluding therefrom (i) any supplies, spare parts, goods returned or rejected by customers and are not saleable, (ii) goods to be returned to suppliers, (iii) goods in transit except those delivered free on board (FOB) once they have cleared customs and are either in Canada or in the United States of America, and (iv) goods held under consignment or subject to title retention agreements pending complete payment or subject to any other special arrangement affecting the title of the Borrower thereto;

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder;

     "ENVIRONMENTAL ACTIVITY" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil (land surface or subsurface strata), surface water or groundwater;

     "ENVIRONMENTAL LAW" means any and all Laws relating to pollution or the environment or any Environmental Activity;

     "ENVIRONMENTAL PERMITS" means, collectively, all permits, licenses, certificates, remediation orders and authorizations of and registrations with, any of the environmental authorities pursuant to any of the Environmental Laws;

     "EQUIVALENT" means the equivalent in any one currency of any value or sum denominated or expressed in any other currency using the rate of exchange referred to in Section 11.4, the whole as calculated by the Agent as at the date that any such calculation is so required to be made;

     "EVENT OF DEFAULT" shall have the meaning ascribed to it in Section 17.1;

     "FEDERAL FUNDS EFFECTIVE RATE" means, on any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published the following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any day which is a Business Day, the average quotations for the day for such transactions received by National Bank of Canada from three (3) federal funds brokers of recognized standing selected by National Bank of Canada;


     "FIXED CHARGE COVERAGE RATIO" means, for any given period, the ratio of:
(i) EBITDA less capital expenditures funded from cash flow during such period; over (ii) the sum of interest payments and principal repayments on Senior Debt (excluding therefrom any such repayments made from proceeds derived from a public issue of shares in the capital stock of the Borrower) made during such period. This ratio shall be determined by using the aggregate financial results of four consecutive quarters, namely the quarter ending on the date on which this ratio is calculated and the three preceding quarters;


     "FORMER PLAN" means any employee benefit plan in respect of which the Borrower or a Commonly Controlled Entity could incur liability because of
Section 4069 or Section 4212(c) of ERISA;


     "GUARANTEE AND SUBORDINATION AGREEMENT" refers to the guarantee and subordination agreement to be entered into concurrently with the execution of this Agreement among the Unrestricted Subsidiaries, the Guarantor Subsidiaries, the Lenders, the Agent and the Borrower, as same may be amended, supplemented or restated from time to time;


     "GUARANTORS" refers collectively to the Unrestricted Subsidiaries and the Guarantor Subsidiaries;


     "GUARANTOR SUBSIDIARY" refers to either of Los Ang de San Jos#, S.A. (currently in the process of changing its name to Gildan Activewear San Jos#, S.A.), Nicole Progreso, S.A. (currently in the process of changing its name to Gildan Activewear El Progreso, S.A.) or Sula Textiles S.A. de C.V. and Winners Manufacturing, S.A. (following the execution of the present Agreement, these two companies will be merged to form a company which will be named Gildan Activewear San Miguel, S.A.) and any other wholly-owned Subsidiary of the Borrower that delivers a Corporate Guarantee by becoming a party to the Guarantee and Subordination Agreement;


     "INDEBTEDNESS" includes, for any Person:


     (i)       obligations for borrowed money;


     (ii) obligations under letters of credit or letters of guarantee or obligations to financial institutions who issued such letters of credit or letters of guarantee for the account of such Person;


     (iii)     obligations under banker's acceptances;


     (iv) obligations representing the deferred purchase price of property or services;


     (v) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, property owned by such Person;


     (vi) lease obligations which would be shown as a liability on a balance sheet of such Person;


     (vii)     obligations under Derivative Instruments;


     (viii) any other obligations which in accordance with generally accepted accounting principles would constitute a liability on the balance sheet of such Person;


     (ix)      obligations of another Person of the type set forth in paragraphs
               (i) to (vii) above which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase property or services, to provide funds for payment, to supply funds to or otherwise invest in such other Person, or otherwise to assure a creditor of such other Person against loss;


     "INSURED ELIGIBLE ACCOUNTS RECEIVABLE" means on a consolidated basis, all of the Borrower's claims, book debts and accounts receivable which are subject to the Liens created by the Security Documents for which the account debtor is located in Canada, in the United States of America, in the United Kingdom or in any other jurisdiction to be agreed upon by the Agent, acting upon instructions from the Lenders, and whose payment is insured by an adequate receivable insurance provider acceptable to the Agent, provided that the benefits of any such insurance are specifically charged to and in favour of the Lenders, free from any other lien and any such charge is duly accepted and acknowledged by such insurance provider; provided, however, that the book value of the claims, book debts and accounts receivable which shall be taken into consideration for the purposes of this definition shall not in any event exceed in the aggregate the maximum liability under such applicable receivable insurance agreement in respect thereof and only for up to the principal amount of the insurance coverage thereof;


     "INTERCREDITOR AGREEMENTS" refers collectively to the subordination agreements to be entered into concurrently with the execution of this Agreement among the Lenders, the Agent, the Borrower and each of the Subordinated Creditors, as same may be amended, supplemented or restated from time to time;


     "INTERLENDER AGREEMENT" refers to the interlender agreement to be entered into concurrently with the execution of this Agreement among the Lenders, the Agent and the Borrower, as same may be amended, supplemented or restated from time to time;


     "LAW" means all applicable provisions of statutes, ordinances, decrees, orders in council, rules, regulations and orders of governmental bodies and all applicable orders and decrees of courts and arbitrators;


     "LENDER" refers individually to any Person whose name is set forth in Schedule "A" hereof as a Lender hereunder and shall include any successor or assign of any such Person and "Lenders" is the collective reference to all such Persons;

     "LETTERS OF GUARANTEE" is the collective reference to any outstanding letter of guarantee or any documentary, stand-by or other letter of credit, and all renewals and substitutions therefor, denominated in Canadian Dollars or U.S. Dollars, issued from time to time by the Lender that is also the Agent, for the account of the Borrower under the Revolving Credit Facility in accordance with the provisions hereof, and "Letter of Guarantee" means any one of the Letters of Guarantee;


     "LIBOR ADVANCE" means such portion of the principal amounts denominated in U.S. Dollars and outstanding under the Revolving Credit Facility with respect to which the Borrower has elected to pay interest on a Libor Basis;


     "LIBOR BASIS" means the calculation of interest on the outstanding amount of monies advanced in U.S. Dollars under the Revolving Credit Facility or any portion thereof as provided under Section 6.1;


     "LIBOR INTEREST PAYMENT DATE" means the last day of a Libor Interest Period and, if such Libor Interest Period is longer than 90 days, the last day of every period of 90 days after the beginning of such Libor Interest Period;


     "LIBOR INTEREST PERIOD" means a period of at least 1 month and of no more than 6 months, as selected by the Borrower, commencing the day on which a Libor Advance is made or renewed and ending the last day of such period;


     "LIBOR RATE" with respect to a Selected Amount, means the rate of interest, rounded upwards, if necessary, to the nearest whole multiple of 1/16%, at which National Bank of Canada, in accordance with its normal practice, would be prepared to offer to leading banks in the London Interbank Market, for delivery on each of the relevant Rollover Dates for a period equal to the relevant Selected Maturity based on the number of days comprised therein, deposits in U.S. Dollars of comparable amounts to such Selected Amount, to be outstanding during such selected maturity, at or about 11:00 a.m., London time, two (2) Banking Days prior to a drawdown date for an advance in U.S. Dollars;


     "LIEN" means any interest in property or the income or profits therefrom securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on common law, civil law, statute or contract, and including, but not limited to, any security interest, hypothec, mortgage, pledge, lien, claim, charge, cession, transfer, assignment, encumbrance, title retention agreement, lessor's interest under a lease which would be capitalized on a balance sheet of the owner of such property or analogous instrument in, of, or on any property or the income or profits therefrom of a Person, other than Liens incurred in the ordinary course of business and for the purpose of carrying on same not in connection with the borrowing of money or the obtaining of credit and which do not in the aggregate materially impair the use, the income or profits therefrom, of the property covered thereby in the operation of such Person's business;


     "LOCK BOX AGREEMENT" means that certain Lock Box Agreement to be entered into concurrently with the execution of this Agreement among the Agent and Gildan Activewear SRL pursuant to which Gildan Activewear SRL will maintain a Lock Box with the Agent, at the Agent's branch situated in

Chicago or any other branch which may be determined by the Agent from time to time, where all payments under all U.S. accounts receivable will be deposited and whereby standing irrevocable instructions will be given to wire the funds so deposited, daily, to the Borrower's account in Montreal (Quebec);

     "MAJORITY LENDERS" means, as at any time, Lenders to which no less than 66 2/3% of the Revolving Loans are owing or, if no Revolving Loans are then outstanding, Lenders having no less than 66 2/3% of the Commitments, provided however that for as long as there are less than three Lenders, "Majority Lenders" means all Lenders;

     "MATERIAL ADVERSE EFFECT" means the occurrence or the failure to occur of any event or series of events which either singly or in the aggregate would have a material adverse effect upon the business, assets, liabilities, financial position or results of operations of the Borrower on a consolidated basis or of any Unrestricted Subsidiary or on the ability of the Borrower or of any Unrestricted Subsidiary to perform its obligations under this Agreement, or under any of the Security Documents;

     "MULTIEMPLOYEE PLAN" means a Plan which is s multiemployee plan as defined in Section 4001(a)(3) of ERISA;

     "NATIONAL BANK OF CANADA'S PRIME RATE" means, for any day, the rate of interest, expressed as an annual rate, quoted or announced on such day by National Bank of Canada in the City of Montreal as being its reference rate of interest then in effect for determining interest rates on its commercial loans made in Canada in Cdn $ by National Bank of Canada;

     "NATIONAL BANK OF CANADA'S U.S. PRIME RATE" means, for any day, the rate of interest, expressed as an annual rate, quoted or announced on such day by National Bank of Canada in the City of Montreal as being its reference rate of interest then in effect for determining interest rates on its commercial loans made in Canada in U.S. $ by National Bank of Canada;

     "OBLIGATIONS" shall have the meaning ascribed to it in Article 13 hereof;

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto;

     "PERMITTED ENCUMBRANCES" means the following Liens and other encumbrances, excluding the security granted by the Borrower or an Unrestricted Subsidiary to the Lenders pursuant to Article 13 hereof:

     (i) created by workers compensation, unemployment insurance and other social security legislation for liabilities not yet overdue;

     (ii) for taxes or assessments not yet due or for which payment is not yet delinquent;

     (iii) for taxes or assessments, due or past due and payable, the validity of which is being contested in good faith by the Borrower by appropriate proceedings timely instituted; provided, however, that where taxes must be paid or deposited in whole or in part subject to resolution of such contest in order to stay enforcement of such lien, such taxes or required part thereof shall have been so paid or deposited; and

     (iv) for services performed for or materials delivered to the Borrower for which payment is not yet delinquent, and attachments, judgments and other similar liens arising in connection with services performed or materials delivered; provided, however, that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which the Borrower or any of its Subsidiaries has deposited with the Agent a letter of credit or a suretyship satisfactory to the Agent in an amount sufficient to pay in principal, interest and costs whatever may be owing should such contestation be unsuccessful;

     (v)       the Liens permitted under Section 16.7;

     "PERSON" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department, agency or instrumentality of any government;

     "PLAN" means any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA;

     "PRIME RATE BASIS" with respect to any principal amount denominated in Canadian Dollars, means the calculation of interest as provided under Section
5.1 and, with respect to any principal amount denominated in U.S. Dollars, means the calculation of interest as provided under Section 5.2;

     "PRIOR CLAIM" means any claim which, by the effect of law, entitles its beneficiary to be paid in priority to the obligations secured by the Security Documents, whether resulting from conventional security or from a prior claim, legal hypothec, trust or presumed trust or any other mechanism or right benefiting the holder of such claim (a non-exhaustive list is annexed hereto as Schedule 2.2.4);

     "PRO RATA SHARE" with respect to any Lender, means the ratio of the Commitment of such Lender to the Commitments;

     "PURCHASE MONEY OBLIGATION" means all obligations of any Person (i) consisting of the deferred purchase price of any property, conditional sale obligation, obligations under any kind of title retention agreement (but excluding trade accounts payable arising in the ordinary course of business) and other purchase money obligation, in each case where the maturity of such obligations does not exceed the anticipated useful life of the property being acquired or financed and (ii) incurred to finance the acquisition or construction of such property, including additions and improvements thereto; and
(iii) lease and leasing agreements that are capitalized in the balance sheet of the lessee of the leased property; provided however that any Lien arising in connection with any Purchase Money Obligations shall be limited to the specified asset being leased, financed or acquired, including additions and improvements thereto;

     "RELEASE" means discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

     "RELEVANT MARGIN" has the meaning ascribed to it in Schedule 10.1;

     "REORGANIZATION" means the Reorganization of the Borrower whereby future sales to customers situated outside of Canada will be made by Gildan Activewear SRL in virtue of the personnel and resources put together by Gildan Activewear SRL in Barbados; an up-to-date description of the Reorganization is set forth in the March 30, 1999 internal memorandum enclosed herewith under Schedule 16.16;

     "REORGANIZATION DOCUMENTS" refers to the documents outlined in subsection 16.16.4;

     "REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under Sections .13, .14, .16,.18, 19 or .20 of PBGC Reg. Section 4043 or any successor regulation thereto;

     "REVOLVING CREDIT FACILITY" means the credit facility referred to in
Section 2.1;

     "REVOLVING LOANS" is the collective reference to the aggregate of the outstanding amount advanced to the Borrower by the Lenders under the Revolving Credit Facility (including by way of the overdraft referred to under subsection 3.1.1) and includes such portion outstanding by way of Banker's Acceptances and Letters of Guarantee;

     "REVOLVING PERIOD" means the period commencing on the date of execution of this Agreement and terminating at the earlier of:

     (1) 3:00 P.M., Montreal time, on the third anniversary of such date. By written notice to the Agent, the Borrower may request that the Lenders extend the Revolving Period a first time to the date of the fourth anniversary of the Credit agreement, and thereafter for additional individual 12-month periods, each such period to commence on the day following the last day of the Revolving Period then in effect, each such period to commence on the day following the last day of the Revolving Period then in effect. Any such extension request must be received by the Agent no later than 120 days before the last day of the effective Revolving Period accompanied by the latest financial statements and related information stipulated in Section 16.12, except to the extent that same were already delivered to the Agent. The decision as to whether to extend the Revolving Period shall be subject to the unanimous affirmative decision of the Lenders, failing which, such decision shall be deemed to be to the effect of not extending such period. The Agent shall then notify the Borrower of the Lenders decision no later than 90 days before the last day of the effective Revolving Period. In the event that the Borrower fails to deliver either the aforementioned extension request or the financial information or both within the delays stipulated above, it shall thereupon lose any right to request an extension of the Revolving Period for the balance of such period and the Revolving Period, subject to subparagraph 2 below shall terminate at the close of business in Montreal of the last day of the Revolving Period then in effect. The failure by the Agent to notify the Borrower in writing, of the decision of the Lenders ought not, under any circumstances, to be construed or interpreted as a consent by the Lenders to such an extension;

     (2) the date that the Revolving Credit Facility is fully terminated and cancelled as provided under the provisions of Sections 2.4 or 17.2;

     "RISK VALUE OF DERIVATIVE INSTRUMENTS" means costs incurred by a Lender further to the breaking or assignment of a Derivative Instrument to which the Borrower is a party, as established from time to time in good faith by such Lender based on the market value, but in case of Default, on the basis of the formula proposed by the "ISDA Master Agreement" (1992 Version or any other subsequent version) of the International Swaps and Derivatives Association, Inc. under Section 6(e) "Payments on Early Termination" in the case of currency or interest exchange agreements or other agreements governed by such agreement;

     "ROLLOVER DATE" means with respect to Banker's Acceptance, Libor Advance or Letter of Guarantee, the Conversion Date or the date of any advance where the Borrower has elected that such advance be made by way of Banker's Acceptances or Letters of Guarantee, or that interest thereon be calculated on a Libor Basis, as the case may be;

     "SALE AND LEASEBACK TRANSACTION", with respect to any Person, means any transaction or series of transactions whereby such Person sells, transfers or otherwise disposes of any of its properties and assets to another Person and within one (1) year of such sale, transfer or other disposition such Person leases or rents as lessee, the same property;

     "SECURITY DOCUMENTS" is the collective reference to the documents contemplated in Article 13, as same may be amended, supplemented or restated from time to time;

     "SELECTED AMOUNT" means, with respect to:

     (1) Banker's Acceptances, the whole or any portion of any advance in Canadian Dollars under the Revolving Credit Facility or any portion of the Revolving Loans outstanding in Canadian Dollars, which the Borrower has requested to be or become outstanding by way of Banker's Acceptances;

     (2) Libor Advances, the whole or any portion of any advance in U.S. Dollars under the Revolving Credit Facility or any portion of the Revolving Loans outstanding in U.S. Dollars, which the Borrower has requested that interest payable thereon be calculated on a Libor Basis;

     (3) Letters of Guarantee, the whole or any portion of any advance in Canadian Dollars or U.S. Dollars under the Revolving Credit Facility or any portion of the Revolving Loans outstanding in Canadian Dollars or U.S. Dollars, which the Borrower has requested to be or become outstanding by way of Letters of Guarantee;

     "SELECTED MATURITY" means, with respect to any Banker's Acceptance, Libor Advance or Letter of Guarantee, the maturities (number of days) elected by the Borrower under the provisions of Sections 6.4, 8.2 and 9.3, as the case may be;


     "SENIOR DEBT" means, with respect to the Borrower, on a consolidated basis, the sum of all Indebtedness for borrowed money (including corporate guarantees for borrowed money with the exception however of corporate guarantees by the Borrower or any Unrestricted Subsidiary in support of Indebtedness for borrowed money by the Borrower or an Unrestricted Subsidiary) but excluding Subordinated Debt. For the purposes set forth herein, Indebtedness for borrowed money shall include, without limitation:
(i) obligations for borrowed money; (ii) obligations under letters of credit or letters of guarantee or obligations to financial institutions who issued such letters of credit or letters of guarantee for the account of such Person;
(iii) obligations under banker's acceptances, depository bills or depository notes (as these latter two expressions are defined in the DEPOSITORY BILLS AND NOTES ACT (Canada); (iv) Purchase Money Obligations; (v) obligations evidenced by bonds, debentures or promissory notes; (vi) redeemable shares of its capital stock which are either redeemable at the option of the holder thereof, are redeemable at a fixed date or are redeemable during fixed intervals (the amount of Indebtedness for borrowed money of any such capital stock shall be the maximum fixed redemption or repurchase price therefor); and (vii) the lesser of the fair market value of the property subject to a Sale and Leaseback Transaction and the total net amount of rent required to be paid under such sale and leaseback transaction;

     "SENIOR DEBT TO EBITDA RATIO" means, for any given period, the ratio of Senior Debt over EBITDA. This ratio shall be determined by using the aggregate financial results of four consecutive quarters, namely the quarter ending on the date on which this ratio is calculated and the three preceding quarters;

     "SHAREHOLDERS' EQUITY" means the sum of all issued and fully paid capital stock of the Borrower at stated value, paid-in capital surplus, contributed capital and retained earnings, but excluding any deferred taxes and intangibles (an asset having no physical substance such as goodwill, patents, copyrights, trademarks, franchises, etc.);

     "SINGLE EMPLOYER PLAN" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan;

     "SODEX" means NBC Export Development Corporation Inc.;

     "SUBORDINATED CREDITORS" means Fonds de solidarite des travailleurs du Quebec (F.T.Q.) and Capital d'Amerique CDPQ Inc.;

     "SUBORDINATED DEBT" means any indebtedness of the Borrower to any person, in principal, interest and fees, which is expressly postponed and made subordinate and junior in right of payment to the Revolving Loans under the terms and conditions satisfactory to the Agent and the Lenders, including the indebtedness of the Borrower to Fonds de solidarite des travailleurs du Quebec (F.T.Q.) and to Capital d'Amerique CDPQ Inc.;

     "SUBSIDIARY" means a subsidiary within the meaning given to such term as of the date hereof in the CANADA BUSINESS CORPORATIONS ACT as well as a partnership or limited partnership that would be deemed, because of the way the partnership units are held, to be a subsidiary within the meaning of said act if it were a corporation governed by said act;


     "TOTAL CAPITALIZATION" means the sum of Senior Debt, Shareholders' Equity and Subordinated Debt;


     "U.S. DOLLAR ACCOUNT" means the U.S. Dollar Account established on behalf of the Borrower by the Agent at the Branch of Account pursuant to Section 3.3;


     "U.S. DOLLARS" and "U.S. $" means the lawful currency of the United States of America in same day immediately available funds or if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day any payment is due to be made hereunder;


     "U.S. PRIME RATE" means, for any day, a rate per annum equal to the greater of (i) the National Bank of Canada's U.S. Prime Rate in effect on such day and
(ii) the Federal Funds Effective Rate on such day plus 1% per annum;


     "U.S. UNRESTRICTED SUBSIDIARIES" means Gildan Activewear Miami, Inc. and Gildan Activewear Malone, Inc.;


     "UNDERFUNDING" means an excess of the present value of all accumulated benefits under a Plan (based on those assumptions used to fund such Plan), over the aggregate market value of the assets of such plan allocable to such accumulated benefits, determined in each case as of the most recent annual valuation date:


     "UNINSURED ELIGIBLE ACCOUNTS RECEIVABLE" means on a consolidated basis, all of the Borrower's claims, book debts and accounts receivable which are subject to the Liens created by the Security Documents, for which the account debtor is not an affiliate of the Borrower and is located in Canada or in the United States of America or, if located in another jurisdiction, for which the applicable claim, book debt or account receivable is supported by a letter of credit acceptable to the Agent that has been assigned or charged to the Agent or the Lenders and which are outstanding for less than 90 days, other than such claims, book debts and accounts receivable which are being disputed by the account debtors or are considered to constitute bad debts under generally accepted accounting principles;


     "UNRESTRICTED SUBSIDIARY" refers to either Gildan Activewear Properties
(BVI) Inc.), Gildan Activewear Miami, Inc., Gildan Activewear Barbados Inc., Gildan Activewear SRL, Gildan Activewear Malone, Inc. and any other direct or indirect wholly-owned Subsidiaries of the Borrower acceptable to the Agent (acting upon the instructions of the Majority Lenders) that have provided their corporate guarantee and supporting security as required in Article 13.

                                 SCHEDULE 2.2.4


                                  PRIOR CLAIMS


                              NON LIMITATIVE LIST


     Claims which are due and payable and which are not contested in good faith and by appropriate measures before a court or GOVERNMENTAL AUTHORITY:


     (i)       for deductions at source pursuant to the INCOME TAX ACT (R.S.C.
               (1985), 5th supp., ch. 1 as amended);


     (ii) for deductions at source, employer contributions, interest, penalties or other sums pursuant to Part III of the EMPLOYMENT INSURANCE ACT (S.C. 1996, ch. 23);


     (iii) for deductions at source, employer contributions, interests, penalties or other sums payable pursuant to the CANADA PENSION PLAN ACT (R.S.C. (1985), ch. C-8);


     (iv) pursuant to a fiscal act within the meaning of Section 1 of AN ACT RESPECTING THE MINISTERE DU REVENU (R.S.Q., ch. M-31);


     (v) for assessments pursuant to AN ACT RESPECTING THE QUEBEC PENSION PLAN (R.S.Q., ch. R-9, Sections 50, 59 and 63);


     (vi) for assessments pursuant to AN ACT RESPECTING INDUSTRIAL ACCIDENTS AND OCCUPATIONAL DISEASES (R.S.Q., ch. A-3.001,
               Section 324); and


     (vii) for taxes, income taxes or duties owed to a municipality or other body corporate of public law.

                                 SCHEDULE 3.1.2


                                DRAW DOWN NOTICE


                                  (Letterhead)


                                                                          (Date)


NATIONAL BANK OF CANADA, as Agent
Syndication Department
1155 Metcalfe Street
5th Floor
Montreal, Quebec
H3B 4S9


     Gentlemen:

     We refer you to that certain Cdn $90,000,000 credit agreement entered into among ourselves, as Borrower, National Bank of Canada and the lenders named therein, as Lenders, and National Bank of Canada, as Agent, bearing formal date of March 31, 1999, as same may be amended, supplemented or restated at any time and from time to time (the "Credit Agreement").


     Unless there be something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning as that ascribed to them in the Credit Agreement.


     1. In connection with the Revolving Credit Facility and pursuant to subsection 3.1.2 of the Credit Agreement, we hereby request that as
            of         , a draw down be made as follows:

     (a)    Prime Rate Advance
            Amount:                          Cdn $

            Amount:                          U.S. $

     (b)    Banker's Acceptance
            Face Amount:                     Cdn $
                                                  ________________________


            Period:                             ___________________________ days


     (c)    Libor Advance

            Amount:                             U.S. $__________________________

            Period:                             ___________________________ days


     (d)    Letter of Guarantee

            Face Amount:                        $ ______________________________

                                                U.S. $__________________________

            Period:                             ___________________________ days


                               Yours very truly,

                               GILDAN ACTIVEWEAR INC.





                               per:





                               per:

                                 SCHEDULE 4.1.1


                                 CLOSING AGENDA




                         (SEE DOCUMENT ANNEXED HERETO)

                                 SCHEDULE 10.1

                        RELEVANT MARGIN AND STAND-BY FEE

1. The "RELEVANT MARGIN" shall fluctuate with the results of the Senior Debt to EBITDA Ratio as follows:


Level  Senior Debt to  Agent's Prime Rate     Agent's      Agent's Libor   LG Fees to
        EBITDA Ratio       Advances        Discount Rate   Rate Advance     (90%
            (R)          (Cdn, U.S.)       B.A. Stamping         $       distributed to
                                               Fees                         Lenders)


  I      R < 2.00            +0.50%            1.50%           +1.50%         1.50%

 II   2.00 < R < 3.00        +0.875%           1.875%         +1.875%        1.875%

III      3.00 < R            +1.25%             2.25%          +2.25%         2.25%

[FN]
(1) other than documentary letters of credit

     The interest rates and stamping fees mentioned hereinabove shall be reduced by 0.25 % at every level, if the Senior Debt to Total Capitalization Ratio is maintained below 0.50 : 1.00 for four consecutive quarters.

2.   "DISCOUNT" means:

F(1)      -                          F
                                    ___

                            F   +    ( Rate(2)  x   n(3)/365)

3.   The "STAND-BY FEE" shall fluctuate as follows:

     (a) 0.25 % if the Revolving Credit Facility is utilized in excess of 66%;

     (b)    0.35 % if the Revolving Credit Facility is utilized between 33% and
            66%;
________________________
[FN]
     1      Face amount of the Banker's Acceptance.

     2 Discount rate offered to the acceptor {average, rounded-off upwards to the nearest one hundredth, of discount rates offered to National Bank of Canada) by the money market at the time of issue for a banker's acceptance for the selected period.

     3      Number of days until  maturity of the Banker's Acceptance.

                                     - 73 -

     (c)    0.45 % if the Revolving Credit Facility is utilized below 33%.

     (d)    *****

     (e) Any variation of the Relevant Margins resulting from the above variations in the Senior Debt to EBITDA Ratio shall become effective on the day of the receipt by the Agent of the quarterly consolidated financial statements of the Borrower and certificate of the Vice President Finance mentioned in 15.12.1 of this Agreement, but at the latest on the 60th day following the end of such quarter. Such variation shall apply to the Prime Rate Advances and Libor Advances outstanding at the time of the variations, but only to the BA's to be issued after the variation in the Relevant Margin has occurred and to the fees on Letters of Guarantee payable after such date.

                                 SCHEDULE 11.1

                               CONVERSION NOTICE

                          (letterhead of the Borrower)


                                                                           Date:

NATIONAL BANK OF CANADA, as Agent
Syndication Department
1155 Metcalfe Street
5th Floor
Montreal, Quebec
H3B 4S9

Gentlemen:

     We refer to that certain Cdn $90,000,000 credit agreement entered into among ourselves, as Borrower, National Bank of Canada and the lenders named therein, as Lenders, and National Bank of Canada, as Agent, bearing formal date of March 31, 1999, as same may be amended, supplemented or restated at any time and from time to time (the "Credit Agreement").

     Unless there be something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning as that ascribed to them in the Credit Agreement.

     Pursuant to Section 11.1 of the Credit Agreement, we hereby request the following:

     1.   In connection with the Revolving Credit Facility, we hereby request
          that as of          , a sufficient amount outstanding by way of [Prime
          Rate Advance, Banker's Acceptance or Libor Advance] be converted or continued into:

     (a) Prime Rate Advance
         Amount                                             U.S.$_______________

                                                                $_______________

     (b) Banker's Acceptance

         Face Amount                                            $_______________

         Period                               ______________ days



     (c) Libor Advance

         Amount                                            U.S.$_______________

         Period                               ______________ days


     (d) Letter of Guarantee

         Face Amount                                       U.S.$_______________

                                                               $_______________

         Period                               ______________ days

                                          Yours truly,

                                          GILDAN ACTIVEWEAR INC.




                                          per:




                                          per:

                                 SCHEDULE 14.8


                                  TAX MATTERS


                                    - NIL -

                                 SCHEDULE 14.11


                               MATERIAL CONTRACTS


                               [TO BE COMPLETED]

                                 SCHEDULE 14.13


                             ENVIRONMENTAL MATTERS


                               [TO BE COMPLETED]

                                 SCHEDULE 14.14


                                  SUBSIDIARIES


                               [TO BE COMPLETED]

                                 SCHEDULE 14.15


                               PLACES OF BUSINESS


                               [TO BE COMPLETED]

                                SCHEDULE 15.12.1

                             QUARTERLY CERTIFICATE

                     (Letterhead of Gildan Activewear Inc.)


TO:       NATIONAL BANK OF CANADA, as Agent
FROM:     GILDAN ACTIVEWEAR INC.

For the quarter ending:

     This certificate is delivered to you pursuant to the provisions of subsection 15.12.1 of the credit agreement bearing formal date of March 31, 1999 (the "Credit Agreement") among the Borrower, the Lenders and National Bank of Canada, as Agent, as same may be amended, supplemented or restated at any time and from time to time.

     All capitalized terms and expressions used in this certificate have the meanings ascribed to them in the Credit Agreement.


     As             of the Borrower, I hereby confirm that as of           :

     (i) SENIOR DEBT TO EBITDA RATIO (<3.75: 1.00 up to including September 29, 1999 and <3.25: 1.00 thereafter)

               The Borrower's Senior Debt to EBITDA Ratio was , calculated as follows:

               (a)    obligations for borrowed money        $_______________(A)


               (b)    obligations under letters of          $_______________(B)
                      credit or letters of guarantee or
                      obligations to financial
                      institutions who issued such
                      letters of credit or letters of
                      guarantee for the account of such
                      Person


               (c)    obligations under banker's            $_______________(C)
                      acceptances, depository bills or
                      depository note

               (d)    Purchase Money Obligations             $_______________(D)


               (e)    obligations evidenced by bonds,        $_______________(E)
                      debentures or promissory notes


               (f)    redeemable shares of its capital       $_______________(F)
                      stock which are either redeemable
                      at the option of the holder
                      thereof, are redeemable at a
                      fixed date or are redeemable
                      during fixed intervals


               (g)    the lesser of the faire market         $_______________(G)
                      value of the property subject to
                      a sale and leaseback transaction
                      and the total net amount of rent
                      required to be paid under such
                      sale and leaseback transaction


               (h)    (A) + (B) + (C) + (D) +(E) + (F) + (G) $_______________(H)


               (i)    Net earnings before interest           $_______________(I)


               (j)    Income tax expenses                    $_______________(J)


               (k)    Depreciation and amortization          $_______________(K)
                      expenses (excluding any non-cash
                      expense)


               (l)    EBITDA [(I) + (J) + (K)]               $_______________(L)


               (m)    (H) divided by (L)                      _______________


     (ii)      Fixed Charge Coverage Ratio
               (>2.00: 1.00)

               The Borrower's Fixed Charge Coverage Ratio was _______________, calculated as follows:


               (a)    EBITDA                                 $_______________(A)


               (b)    Capital expenditures (funded from      $_______________(B)
                      cash flows during such period)



               (c)    (A) - (B)                              $_______________(C)


               (d)    Interest payments on Senior Debt       $_______________(D)
                      made during said period by the
                      Borrower

               (e)    The principal repayments of Senior    $_______________(E)
                      Debt made during said period by the
                      Borrower and not  made from proceeds
                      derived from a public issue of shares
                      in the capital stock of the Borrower

               (f)    (D) + (E)                             $_______________(F)


               (g)    (C) divided by (F)                    $_______________(G)


     (iii)     Senior Debt to Total Capitalization Ratio
               (0.65 : 1.00 up to and including
               September 29, 1999 and 0.6: 1.00 thereafter)

               The Borrower's Senior Debt to Total
               Capitalization Ratio was_______________, calculated as follows:


               (a)    Senior Debt                            $_______________(A)


               (b)    Shareholders' Equity                   $_______________(B)


               (c)    Subordinated Debt                      $_______________(C)


               (d)    (A) divided by [(A) + (B) + (C)]        _______________


Dated:


                                            By:


                                            Title:

                                SCHEDULE 15.12.2

                              MONTHLY CERTIFICATE
                     (Letterhead of Gildan Activewear Inc.)


TO:   NATIONAL BANK OF CANADA, as Agent
FROM: GILDAN ACTIVEWEAR INC.


For the month of:

     This certificate is delivered to you pursuant to the provisions of subsection 15.12.2 of the credit agreement bearing formal date of March 31, 1999 (the "Credit Agreement") among the Borrower, the Lenders and National Bank of Canada, as Agent, as same may be amended, supplemented or restated at any time and from time to time.

     All capitalized terms and expressions used in this certificate have the meanings ascribed to them in the Credit Agreement.

1.   As of the Borrower, I hereby confirm that as of            , the maximum
amount available under the Revolving Credit Facility is $           ,
calculated, as provided by section 2.2 of the Credit Agreement, as follows:

     Authorized amount                                       Cdn $90,000,000 (A)

     the aggregate net book value of the Borrower's Insured
     Eligible Accounts Receivable (see appendix 1);          _______________ (B)

     the net book value of the Borrower's Uninsured
     Eligible Accounts Receivable (see appendix 2);          _______________ (C)

     The aggregate of all Uninsured Eligible Accounts
     Receivable that are owed by Disqualified Debtor
     (see appendix 3)                                        _______________ (D)

     the lesser of Cdn $1,000,000 and (D)                    _______________ (E)

     an amount equal to 60 % of the net book value of the
     Borrower's Eligible Inventory (see appendix 4);         _______________ (F)


     the lesser of Cdn $45,000,000 and (F)                            _______(G)

     the aggregate amount of liabilities owing by the Borrower or     _______(H)
     an Unrestricted Subsidiary, the non-payment of which shall or may result in the creation of a Lien or other claim ranking in priority to any Liens of the Lenders under Security
     Documents including, without limitation, Prior Claims
     (see appendix 5);

     80% of (B) + 75% [(C) - (E)] + (G) - (H)                         _______(I)

     Amount available: the lesser of (A) and (J)                      __________


Dated:


                                                  By:


                                                  Title:

                     APPENDIX 1 TO THE MONTHLY CERTIFICATE


                      INSURED ELIGIBLE ACCOUNTS RECEIVABLE
                      ------------------------------------

 [TO BE COMPLETED WITH RESPECT TO THE BORROWER AND EACH UNRESTRICTED SUBSIDIARY]



                                           AMOUT DUE         INSURANCE                          AGING (BY MULTIPLES
NAME OF CLIENT   COUNTRY OF ORIGIN   (EXPRESSED IN CDN $)    PROVIDER    INSURANCE COVERAGE         OF 30 DAYS)

                                                                         (%)        AMOUNT


         TOTAL                                     CDN $

                     APPENDIX 2 TO THE MONTHLY CERTIFICATE

                     UNINSURED ELIGIBLE ACCOUNTS RECEIVABLE

 [TO BE COMPLETED WITH RESPECT TO THE BORROWER AND EACH UNRESTRICTED SUBSIDIARY]


                                                      AGSD (NUMBER OF DAYS)
                                         AMOUNT
                                       (EXPRESSED                   MORE THAN
NAME OF CLIENT    COUNTRY OF ORIGIN     IN CDN $    30    60    90      90


                                     - 88 -

                     APPENDIX 3 TO THE MONTHLY CERTIFICATE

                     UNINSURED ELIGIBLE ACCOUNTS RECEIVABLE
                          OWED BY DISQUALIFIED DEBTOR

[TO BE COMPLETED WITH RESPECT TO THE BORROWER AND EACH UNRESTRICTED SUBSIDIARY]



                                           AMOUNT DUE
                                           (EXPRESSED    AR AGED LESS THAN      AR AGED MORE THAN
NAME OF CLIENT      COUNTRY OF ORIGIN       IN CDN $)         90 DAYS                90 DAYS



                     APPENDIX 4 TO THE MONTHLY CERTIFICATE

                               ELIGIBLE INVENTORY

      [TO BE COMPLETED WITH RESPECT TO THE BORROWER AND EACH UNRESTRICTED
                                 SUBSIDIARY 1]



                                    BOOK VALUE
DESCRIPTION OF INVENTORY        (EXPRESSED IN CDN $)               LOCATION



                     APPENDIX 5 TO THE MONTHLY CERTIFICATE

                                  PRIOR CLAIMS

      [TO BE COMPLETED WITH RESPECT TO THE BORROWER AND EACH UNRESTRICTED
                                 SUBSIDIARIES]

                               SCHEDULE 15.12.3

                               ANNUAL CERTIFICATE

                              (YEAR ENDED ( DATE ))


TO:   NATIONAL BANK OF CANADA

FROM: GILDAN ACTIVEWEAR INC. (the "Borrower")


     This certificate of the Vice-President Finance is delivered to you under subsection 15.12.3 of the credit agreement bearing formal date of March 31, 1999 (the "Credit Agreement") among the Borrower, National Bank of Canada and the Lenders named therein, as Lenders, and National Bank of Canada, as Agent, as same may be amended, supplemented or restated at any time and from time to time.

     All capitalized terms and expressions used in this Certificate have the meanings ascribed to them in the Credit Agreement.

     We are respectively the [and] of the Borrower and we, in such capacity, hereby certify to you, as follows:

     (i) that we have taken cognizance of all the terms of the Credit Agreement, the Security Documents and of the contracts, agreements and deeds ancillary thereto and of all deeds and agreements governing the borrowings of the Borrower; and

     (ii) that we have taken cognizance and reviewed the transactions, operations and status of business of the Borrower, since the last certificate given to you or, as the case may be, since the execution of the Credit Agreement] and that all conditions and requirements of the Credit Agreement, the Security Documents and of the contracts, agreements and deeds ancillary thereto and of all other deeds or agreements governing the borrowings of the Borrower, have been accomplished and satisfied and that [we do not know of the existence, as of the date of this certificate, of a condition or of any fact whatsoever, constituting or having constituted a default or an event of default under the terms of the aforementioned agreements or deeds or which would, after notices or by the simple laps of time, constitute an event of default] or [IF SUCH CONDITION EXISTS OR HAS EXISTED DURING THE PERIOD COVERED BY THIS CERTIFICATE, THEN SPECIFYING ITS NATURE AND DURATION AND DESCRIBING THE MEASURES TAKEN OR INTENDED TO BE TAKEN TO REMEDY THE DEFAULT, EVENT OF DEFAULT OR ANTICIPATED EVENT OF DEFAULT].

Dated this [day of], 1999.

                                                         Name:


                                                         Office:







                                                         Name:


                                                         Office:

                                 SCHEDULE 16.6


                          EXISTING LOANS AND ADVANCES

                             (see annexed document)

                                 SCHEDULE 16.7

                                 EXISTING LIENS

                             (see annexed document)

                                 SCHEDULE 16.16

                                 REORGANIZATION

                             (see annexed document)